                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY





                            ASSET PURCHASE AGREEMENT

                                     AMONG

                            LCC INTERNATIONAL, INC.,

                                 LCC EUROPE AS

                                      AND

                           ERICSSON RADIO SYSTEMS AB




                                AUGUST 25, 1999

                               TABLE OF CONTENTS



                                                                    PAGE
                                                                    ----
                 Recitals         1
Agreements       1
ARTICLE 1        1
                 PURCHASE OF ASSETS        1
                 1.1      AGREEMENT TO CONVEY PURCHASED ASSETS      1
                          ------------------------------------
                 1.2      PURCHASED ASSETS         2
                          ----------------
                 1.3      EXCLUDED ASSETS  5
                          ---------------
                 1.5      PURCHASE PRICE   7
                          --------------
                 1.6      CLOSING PURCHASE PRICE ADJUSTMENT         7
                          ---------------------------------
                 1.7      PAYMENT OF ACCOUNTS RECEIVABLE TO LCC     9
                          -------------------------------------
                 1.8      ALLOCATION OF ASSET VALUE         9
                          -------------------------
ARTICLE 2        9
---------
                 CLOSING  10
ARTICLE 3        10
                 ASSUMPTION OF LIABILITIES         10
                 -------------------------
                 3.1      Assumption of Assumed Liabilities by Purchaser     10
                          ----------------------------------------------
                 3.2      Excluded Liabilities     11
                          --------------------
ARTICLE 4        12
                 REPRESENTATIONS AND WARRANTIES OF PURCHASER        12
                 -------------------------------------------
                 4.1      ORGANIZATION AND QUALIFICATION    12
                          ------------------------------
                 4.2      AUTHORITY; AUTHORIZATION; ENFORCEABILITY  12
                          ----------------------------------------
                 4.3      NO CONFLICT      13
                          -----------
                 4.4      NO CONSENTS      13
                          -----------
                 4.5      LITIGATION       14
                          ----------
                 4.6      BROKERS 14
                          -------
ARTICLE 5        14
                 REPRESENTATIONS AND WARRANTIES OF LCC and LCC AS   14
                 ------------------------------------------------
                 5.1      ORGANIZATION AND QUALIFICATION    14
                          ------------------------------
                 5.2      AUTHORITY; AUTHORIZATION; ENFORCEABILITY  14
                          ----------------------------------------
                 5.3      NO CONFLICT      15
                          -----------
                 5.4      NO CONSENTS      15
                          -----------
                 5.5      FINANCIAL STATEMENTS     15
                          --------------------
                 5.6      ABSENCE OF UNDISCLOSED LIABILITIES        16
                          ----------------------------------
                 5.7      ABSENCE OF CHANGES       16
                          ------------------
                 5.8      LITIGATION       19
                          ----------
                 5.9      COMPLIANCE WITH LAWS; GOVERNMENTAL APPROVALS AND
                          ------------------------------------------------
                          CONSENTS; GOVERNMENTAL CONTRACTS  19
                          ---------------------------------
                 5.10     RIGHTS, TITLE AND ASSETS 19
                          ------------------------
                 5.11     ASSIGNED CONTRACTS       20
                          ------------------
                 5.12     INVENTORIES      21
                          -----------
                 5.13     PRODUCT AND SERVICE WARRANTIES    22
                          ------------------------------
                 5.14     INTELLECTUAL PROPERTY    22
                          ---------------------

                 5.15     LABOR RELATIONS  24
                          ---------------
                 5.16     PENSION AND BENEFIT PLANS         25
                          -------------------------
                 5.17     EMPLOYEES        25
                          ---------
                 5.18     RECEIVABLES      26
                          -----------
                 5.19     CUSTOMERS        26
                          ---------
                 5.20     SUPPLIERS        26
                          ---------
                 5.21     PRODUCTS AND SERVICES    26
                          ---------------------
                 5.22     YEAR 2000 READINESS      27
                          -------------------
                 5.23     ENVIRONMENTAL MATTERS    27
                          ---------------------
                 5.24     TANGIBLE PERSONAL PROPERTY        27
                          --------------------------
                 5.25     INSURANCE        27
                          ---------
                 5.26     TAXES   28
                          -----
                 5.27     DEFINITION OF LCC'S KNOWLEDGE     28
                          -----------------------------
                 5.29     BROKERS 28
                          -------
ARTICLE 6        29
                 COVENANTS PENDING CLOSING         29
                 -------------------------
                 6.1      CONDUCT OF LCC BUSINESSES         29
                          -------------------------
                 6.2      FORBEARANCES BY LCC      29
                          -------------------
                 6.3      ACCESS TO INFORMATION    31
                          ---------------------
ARTICLE 7        32
                 ADDITIONAL COVENANTS AND AGREEMENTS        32
                 -----------------------------------
                 7.1      FILINGS WITH GOVERNMENTAL AUTHORITIES     32
                          -------------------------------------
                 7.2      COOPERATION      32
                          -----------
                 7.3      TRANSFERRED EMPLOYEES    32
                          ---------------------
                 7.4      WELFARE BENEFIT PLANS    34
                          ---------------------
                 7.5      HEALTH CARE ADMINISTRATION        34
                          --------------------------
                 7.6      LITIGATION ASSISTANCE    34
                          ---------------------
                 7.7      LIABILITY FOR TRANSFER TAXES AND RELATED MATTERS   34
                          ------------------------------------------------
                 7.8      TRANSITIONAL MATTERS     35
                          --------------------
                 7.9      CONFIDENTIALITY  35
                          ---------------
                 7.10     NOTICES AND CONSENTS     37
                          --------------------
                 7.11     NOTICE OF DEVELOPMENTS   38
                          ----------------------
                 7.12     NON-COMPETITION  38
                          ---------------
                 7.13     EXCLUDED LIABILITIES     40
                          --------------------
                 7.14     LICENSE OF LCC TRADEMARK 40
                          ------------------------
                 7.15     LCC AS OBLIGATIONS       40
                          ------------------
                 7.16     LICENSE OF DATABASES; FILE FORMATS        40
                          ----------------------------------
                 7.17     FURTHER ACTION   41
                          --------------
ARTICLE 8        41
                 MUTUAL CONDITIONS PRECEDENT TO OBLIGATIONS OF LCC AND PURCHASER
                          TO CLOSE     41
                 8.1      HSR ACT AND NORWAY ACQUISITION ACT        41
                          ----------------------------------
                 8.2      ABSENCE OF LITIGATION OR INJUNCTION       41
                          -----------------------------------
ARTICLE 9        42
                 CONDITIONS TO LCC'S AND LCC AS'S OBLIGATION TO CLOSE        42


                 9.1      REPRESENTATIONS AND WARRANTIES    42
                          ------------------------------
                 9.2      PERFORMANCE      42
                          -----------
                 9.3      PURCHASER'S CLOSING DOCUMENTS     42
                          -----------------------------
ARTICLE 10       42
                 CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE      42
                 ---------------------------------------------
                 10.1     REPRESENTATIONS AND WARRANTIES    42
                          ------------------------------
                 10.2     PERFORMANCE      43
                          -----------
                 10.3     LCC'S CLOSING DOCUMENTS  43
                          -----------------------
                 10.4     CONSENTS         43
                          --------
                 10.5     NO MATERIAL ADVERSE EFFECT        43
                          --------------------------
                 10.6     RESOLUTIONS OF LCC       43
                          ------------------
                 10.7     INCUMBENCY CERTIFICATE   43
                          ----------------------
                 10.08    RELEASE OF LIENS         43
                          ----------------------
                 10.09    [               ]        43
                          ----------------------
ARTICLE 11       43
                 ACTION TO BE TAKEN AT CLOSING     43
                 -----------------------------
                 11.1     ACTION TO BE TAKEN BY PURCHASER   43
                          -------------------------------
                 11.2     ACTION TO BE TAKEN BY LCC AND LCC AS      45
                          ------------------------------------
                 11.3     FURTHER ASSURANCES       46
                          ------------------
                 11.4     EFFECTIVE TIME   46
                          --------------
ARTICLE 12       46
                 INDEMNIFICATION AND SURVIVAL      46
                 ----------------------------
                 12.1     INDEMNIFICATION OF LCC AND LCC AS         46
                          ---------------------------------
                 12.2     INDEMNIFICATION OF PURCHASER      46
                          ----------------------------
                 12.3     JOINT COOPERATION        47
                          -----------------
                 12.4     LIMITATION OF LIABILITY  48
                          -----------------------
                 12.5     EXCLUSIVE REMEDY         49
                          ----------------
                 12.6     SURVIVAL         49
                          --------
ARTICLE 13       49
                 TERMINATION      49
                 -----------
                 13.1     TERMINATION      49
                          -----------
                 13.2     EFFECT OF TERMINATION    50
                          ---------------------
ARTICLE 14       50
                 MISCELLANEOUS    50
                 14.1     WRITTEN AGREEMENT TO GOVERN       50
                          ---------------------------
                 14.2     SEVERABILITY     50
                          ------------
                 14.3     NOTICES AND OTHER COMMUNICATIONS  51
                          --------------------------------
                 14.4     COUNTERPARTS     52
                          ------------
                 14.5     LAW TO GOVERN    52
                          -------------
                 14.6     ARBITRATION      52
                          -----------
                 14.7     SUCCESSORS AND ASSIGNS   52
                          ----------------------
                 14.8     INTERPRETATION   52
                          --------------
                 14.9     SCHEDULES AND EXHIBITS   52
                          ----------------------
                 14.10    PUBLICITY        53
                          ---------
                 14.11    MODIFICATION     53
                          ------------
                 14.12    WAIVER OF PROVISIONS     53
                          --------------------
                 14.13    NO THIRD PARTY BENEFICIARIES      53
                          ----------------------------

                 14.14    EXPENSES         53
                          --------

                                    EXHIBITS


Exhibit A                   Assumption Agreement
Exhibit B                   Product Supply Agreement
Exhibit C                   Software License Agreement
Exhibit D-1, D-2, D-3       Assignments of Patents, Copyrights and Trademarks
Exhibit E                   Bill of Sale and Assignment
Exhibit F                   McLean Facility Sublease
Exhibit G                   Oslo Facility Sublease
Exhibit H                   Employee Transition Services Agreement
Exhibit I                   Support Agreement

                                   SCHEDULES


Schedule 1.2(a)                  Equipment to Be Purchased
Schedule 1.2(b)                  Inventory of Raw Materials, Work in Process and Finished Goods
Schedule 1.2(g)(i)               Patents
Schedule 1.2(g)(ii)              Trademarks
Schedule 1.2(g)(iii)             Copyrights
Schedule 1.2(g)(iv)              Software
Schedule 1.2(g)(vi)              Licensed Intellectual Property
Schedule 1.2(h)                  Assigned Contracts
Schedule 1.3(k)                  Equipment to Be Excluded
Schedule 1.3(n)                  Certain Excluded Assets
Schedule 4.4                     Purchaser Consents
Schedule 5.4                     LCC and LCC AS Consents and Conflicts
Schedule 5.5(a)                  March 31 Statement of Net Assets and March 31 Financial Statements
Schedule 5.6                     Undisclosed Liabilities
Schedule 5.7                     Absence of Changes
Schedule 5.9                     Compliance with Laws
Schedule 5.10                    Title to Assets
Schedule 5.11(a)                 Certain Assigned Contracts
Schedule 5.11(b)                 Disputes and Defaults under Certain Assigned Contracts
Schedule 5.11(c)                 Consents to Assignment
Schedule 5.12                    Location of Inventories
Schedule 5.13                    Product and Service Warranties
Schedule 5.14(b)                 Exclusive Interest in Intellectual Property
Schedule 5.14(c)                 Licenses of Purchased Intellectual Property
Schedule 5.16(a)                 Employee Pension Benefit Plans
Schedule 5.17(a)                 Employment Contracts; Transferred Employees, Directors, Consultants, Agents
Schedule 5.17(b)                 Transferred Employees Not Under Confidentiality Obligations
Schedule 5.18                    Receivables
Schedule 5.19                    Customers
Schedule 5.20                    Suppliers
Schedule 5.21                    Products and Services
Schedule 5.22                    Year 2000
Schedule 10.4                    Necessary Consents

                             INDEX OF DEFINED TERMS

DEFINED TERM                                                                       SECTION
Accepting Employees                                                                7.3(b)
Accounting Firm                                                                    1.6(c)
Affiliate                                                                          7.3(d)
Agreement                                                                          Opening Paragraph
Allocation                                                                         1.8
Ancillary Agreements                                                               4.2
Applicable Law                                                                     5.9
Assigned Contracts                                                                 1.2(h)
Assignment of Patents, Copyrights and Trademarks                                   11.1(h)
Assumed Liabilities                                                                3.1
Assumption Agreement                                                               11.1(c)
Benefit Plans                                                                      5.16(a)
Bill of Sale and Assignment                                                        11.1(i)
Business Day                                                                       14.8
Business Systems                                                                   5.22
Chase Credit Facility                                                              3.2(a)
Claims                                                                             7.6
Closing                                                                            Article 2
Closing Date                                                                       Article 2
Closing Net Book Value                                                             1.6(a)
Closing Statement of Net Assets                                                    1.6(a)
Code                                                                               1.3(f)
Competitive Activities                                                             7.12(a)
Competitive Entity                                                                 7.12(a)
Consents                                                                           4.4
Contracts                                                                          1.2(h)
Control                                                                            7.3(d)
controlled by                                                                      7.3(d)
Controlling Person                                                                 7.12(a)
Copyrights                                                                         1.2(g)(iii)
DOJ                                                                                4.4
Employee Transition Services Agreement                                             7.3(b)
ERISA                                                                              5.16(a)
Estimated Receivables Amount                                                       1.5(b)
Excluded Assets                                                                    1.3
Excluded Liabilities                                                               3.2
FTC                                                                                4.4
Governmental Authority                                                             4.4
Hardware Business                                                                  Recitals
Holdback Amount                                                                    1.5(b)

HSR Act                                                                            4.4
INS                                                                                7.3(b)
Know-How                                                                           1.2(g)(v)
knowledge of LCC                                                                   5.27
LCC                                                                                Opening Paragraph
LCC AS                                                                             Opening Paragraph
LCC Businesses                                                                     Opening Paragraph
LCC Closing Documents                                                              10.3
LCC Damages                                                                        12.1
LCC Indemnitees                                                                    12.1
LCC Material Adverse Effect                                                        5.1
LCC Packaging                                                                      7.14
LCC Trademark                                                                      7.14
Licensed Intellectual Property                                                     1.2(g)(vi)
Licenses                                                                           1.2(g)(vi)
Lien                                                                               4.3
March 31 Financial Statements                                                      5.5(a)
March 31 Net Book Value                                                            1.6(d)(i)
March 31 Statement of Net Assets                                                   5.5(a)
McLean Facility                                                                    Recitals
McLean Facility Sublease                                                           7.8
Net Receivables Amount                                                             1.7
Norway Acquisition Act                                                             4.3
Oslo Facility Sublease                                                             7.8
Patents                                                                            1.2(g)(i)
Permitted Percentage                                                               7.12(a)
Person                                                                             6.2(k)
Principal Line of Business                                                         7.12(a)
Product Supply Agreement                                                           11.1(d)
Purchase Price                                                                     1.5
Purchased Assets                                                                   1.2
Purchased Intellectual Property                                                    1.2(g)
Purchaser                                                                          Opening Paragraph
Purchaser Assignee                                                                 14.7
Purchaser Closing Documents                                                        9.3
Purchaser Damages                                                                  12.2
Purchaser Indemnitees                                                              12.2
Restricted Period                                                                  7.12(a)
Retirement Plans                                                                   7.3(d)
Software                                                                           1.2(g)(iv)
Software Business                                                                  Recitals
Software License Agreement                                                         11.1(e)
Supplier Systems                                                                   5.22
Support Agreement                                                                  11.1(m)
Survival Period                                                                    12.6

Tangible Personal Property                                                         5.24
Tax Returns                                                                        1.3(h)
Taxes                                                                              1.3(f)
Trademarks                                                                         1.2(g)(ii)
Transfer Taxes                                                                     7.7
Transferred Employees                                                              7.3(a)
Transition Period                                                                  7.8
U.S. GAAP                                                                          5.5
WARN Act                                                                           7.3(c)
Year 2000 Plan                                                                     5.22
Year 2000 Ready                                                                    5.22

                            ASSET PURCHASE AGREEMENT


                          This ASSET PURCHASE AGREEMENT (this "Agreement"),
dated as of August 25, 1999, is by and among LCC INTERNATIONAL, INC., a Delaware corporation ("LCC"), LCC EUROPE AS, a Norwegian limited liability corporation and a wholly owned subsidiary of LCC ("LCC AS"), and ERICSSON RADIO SYSTEMS AB, a Swedish corporation ("Purchaser").

                                    RECITALS

                          A.      LCC and LCC AS are engaged in the business of
designing, developing, manufacturing, marketing, selling and servicing field testing and measurement products and related software for the wireless communications industry (under, among others, the names EXP-2001(R), RSAT-2000(R), MSAT-2000(TM), DeskCat(TM), Benchmarker(TM), OptimEyes, CellAD and Champ) (such business is referred to herein as the "Hardware Business"). LCC and LCC AS are also engaged in the business of manufacturing and selling
(i) network propagation modeling tools (under, among others, the names "ANET(R)," "CellCAD(R)", "Golf"); (ii) a network monitoring tool (under the name "CellSIGHT(R)") for the wireless communications industry; and (iii) a point to multi-point planning tool (under the name "Metronet") (such business is referred to herein as the "Software Business" and, collectively with the Hardware Business, the "LCC Businesses"). The principal location of the LCC Businesses is 7925 Jones Branch Drive, McLean, Virginia (the "McLean Facility").

                          B.      The parties desire to effect a transaction
whereby LCC and LCC AS will sell, and Purchaser and/or its designees will purchase, substantially all the assets of the LCC Businesses in exchange for the Purchase Price (as defined in Section 1.5), all on the terms and subject to the conditions set forth in this Agreement.

                                   AGREEMENTS

                          In consideration of the mutual covenants and
agreements of the parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                   ARTICLE 1

                               PURCHASE OF ASSETS

                          1.1     AGREEMENT TO CONVEY PURCHASED ASSETS.
Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements contained herein, at the Closing (as defined in Article 2), LCC and LCC AS shall sell, assign, transfer, convey and deliver to Purchaser or to one or more Affiliates (as defined in Section 7.3(d)) of Purchaser designated by Purchaser prior to the Closing, the Purchased Assets

(as defined in Section 1.2), and Purchaser and/or such Affiliates shall purchase and accept from LCC and LCC AS the Purchased Assets, free and clear of all Liens (as defined in Section 4.3).

                          1.2     PURCHASED ASSETS.  For purposes of this
Agreement, "Purchased Assets" shall mean all right, title, benefit and interest of LCC and LCC AS in and to all of the properties, business, assets, rights, benefits, privileges and goodwill of LCC and LCC AS of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, directly or indirectly owned by LCC and LCC AS, leased, used, held for use or otherwise held principally for or principally in connection with the LCC Businesses, except for the Excluded Assets (as defined in Section 1.3), wherever situated and as the same exist on the Closing Date (as defined in Article 2), including, without limitation:

                          (a) all furniture, fixtures, equipment, machinery and other tangible personal property used or held for use by LCC and LCC AS at the locations at which the LCC Businesses are conducted, or otherwise owned or held by LCC and LCC AS in connection with the LCC Businesses on the Closing Date for use in the conduct of the LCC Businesses, including, without limitation, the assets listed on Schedule 1.2(a);

                          (b) the inventory of raw materials, work in process and finished goods relating to the LCC Businesses existing on the Closing Date, including without limitation those listed on Schedule 1.2(b) to the extent not sold in the ordinary course of business prior to the Closing Date;

                          (c) all accounts receivable relating to the LCC Businesses existing on the Closing Date;

                          (d) all purchase orders placed by customers of LCC and LCC AS for products or services of the LCC Businesses to the extent the same remain unfulfilled on the Closing Date;

                          (e) all orders for materials and supplies for use in the LCC Businesses which were placed by LCC and LCC AS with suppliers in the ordinary course of the LCC Businesses and which remain unfulfilled on the Closing Date;

                          (f) all of LCC's and LCC AS's rights under any leases of equipment used, held for use or otherwise held principally for or principally in connection with the LCC Businesses;

                          (g) any and all of the following used, held for use or otherwise held principally for or principally in connection with the LCC Businesses (collectively, "Purchased Intellectual Property"):

                                  (i) all United States, international and foreign patents and patent applications, including, without limitation, reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties and conventions and all improvements thereto (collectively, "Patents"), including, without limitation, those set forth on
                 Schedule 1.2.(g)(i);

                                  (ii)     all trademarks, service marks,
                 collective marks, trade dress, logos, domain names, product configurations, trade names and other source identifiers (and the goodwill of the LCC Businesses symbolized by the foregoing), whether or not registered, whether currently in use or not, including all common law rights therein, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office or in any office or agency of any state or territory thereof or any foreign country, all rights therein provided by international treaties and conventions, and all reissues, extensions and renewals of any of the foregoing (collectively, "Trademarks"), including, without limitation, those set forth on Schedule 1.2(g)(ii);

                                  (iii)    all copyrightable works and
                 copyrights, whether or not registered, and registrations and applications for registration thereof throughout the world, and all rights therein provided by international treaties and conventions (collectively, "Copyrights"), including, without limitation, those set forth on Schedule 1.2(g)(iii);

                                  (iv) all computer software and subsequent versions thereof developed or currently being developed or manufactured by LCC or LCC AS, including, without limitation, those set forth on Schedule 1.2(g)(iv), and including, but not limited to, all databases, source codes, object codes, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons, and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith (collectively, "Software");

                                  (v) all trade secrets, inventions, ideas and conceptions of inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a patent application or applications, technical and business information, including know-how, manufacturing and production processes and techniques, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether or not confidential (collectively, "Know-How");

                                  (vi)     all licenses and sublicenses by LCC
                 or LCC AS, as licensor to a third party (the "Licenses"), or by third parties to LCC or LCC AS, as licensee, including, without limitation, licenses and sublicenses of Software (collectively, "Licensed Intellectual Property"), including, without limitation, those set forth on Schedule 1.2(g)(vi);

                                  (vii)    copies and tangible embodiments of
                 all of the foregoing, in whatever form or medium; and

                                  (viii)   all rights to sue or recover and
                 retain damages and costs and attorneys' fees for past, present and future infringement or breach of any of the foregoing;

                 (h) all agreements, contracts, commitments and other instruments or arrangements (whether written or oral) ("Contracts") relating principally to the LCC Businesses, including, to the extent assignable, all of LCC's and LCC AS's rights under agreements with any present or past directors, officers, employees, independent contractors, agents or representatives of the LCC Businesses with respect to (A) the non-disclosure and/or confidentiality obligations relating to any of the Know-How, (B) the assignment to LCC or LCC AS of any such directors', officers', employees', independent contractors', agents' or representatives' rights and interests to the Intellectual Property or (C) non-competition or non-solicitation by such directors, officers, employees, independent contractors, agents or representatives of the LCC Businesses with respect to the LCC Businesses (collectively, the "Assigned Contracts"), including, without limitation, those Assigned Contracts set forth on Schedule 1.2(h) (it being understood that all the carnets listed on Exhibit 1 to subsection (viii) of Schedule 5.11(a) which have not expired prior to the Closing Date (the "Unexpired Carnets") shall remain in the name of LCC for the benefit of Purchaser);

                 (i) all cash and cash equivalents of LCC and LCC AS relating to the LCC Businesses except as provided in Section 1.3(a);

                 (j) all sales and promotional literature, customer and supplier lists and other sales-related materials owned, used, associated with or employed by LCC and LCC AS in connection with the LCC Businesses on the Closing Date;

                 (k) all of (i) LCC's and LCC AS's books of account, general and personnel records, files, invoices, customer data, shipping records, supplier lists, correspondence and other similar books, records and information relating primarily to the LCC Businesses; (ii) all of LCC's and LCC AS's tax and financial records and information relating exclusively to the LCC Business (provided that LCC or LCC AS, as the case may be, shall be entitled to retain one copy of such records and information, which shall be subject to the confidentiality restrictions set forth in Section 7.9); and (iii) LCC's and LCC AS's engineering and other technical books, papers, logs, files and records pertaining to the LCC Businesses;

                 (l) all rights and claims of LCC and LCC AS, whether known or unknown, absolute or contingent, matured or unmatured, or otherwise, against third parties which relate principally to the LCC Businesses or the Purchased Assets, whether in tort, contract or otherwise, including causes of action, choses in action, rights of recovery and rights of set-off of any kind (including rights to insurance proceeds), unliquidated rights and claims under or pursuant to all warranties, representations and guarantees made by manufacturers, suppliers or vendors of products, materials or equipment or components thereof;

                 (m) to the extent assignable, all permits, approvals, orders, authorizations, consents, licenses and franchises which have been issued or granted to or are owned by LCC and LCC AS principally for or principally in connection with, or required for, the LCC Businesses and all pending applications therefor;

                 (n) the goodwill and going-concern value associated with the LCC Businesses;

                 (o) prepayments and deposits made by LCC and LCC AS principally with respect to the LCC Businesses;

                 (p) any assets of employee benefit plans relating to liabilities of Accepting Employees to the extent specifically transferred pursuant to Section 7.03; and

                 (q) except for the Excluded Assets, all of LCC's and LCC AS's right, title and interest on the Closing Date in, to and under all other assets, rights and claims of every kind and nature used or intended to be used by LCC or LCC AS in the operation of, or residing with, the LCC Businesses.

                 1.3 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained in this Agreement, (i) all assets not used, held for use or otherwise held principally for or principally in connection with the LCC Businesses and (ii) the following assets of LCC and LCC AS (collectively, the "Excluded Assets") shall be excluded from the Purchased Assets and shall be retained by LCC or LCC AS, as the case may be, to the extent in existence on the Closing Date:

                 (a) all restricted cash accounts held by LCC AS for the benefit of its employees to fund pension plans and other social insurance obligations pursuant to Applicable Law;

                 (b) all bank accounts (it being understood that all amounts in such bank accounts, other than amounts relating to the matters described in Section 1.3(a), will be Purchased Assets and will be transferred to Purchaser at the Closing);

                 (c) all of LCC's rights under that certain Agreement dated May 17, 1996 between LCC, L.L.C., as tenant, and West*Park Associates Limited Partnership, as landlord, relating to the McLean Facility and all leasehold improvements located therein;

                 (d) the capital stock, notes and all other securities of, and all other interests of, LCC in any Person, including, without limitation, all subsidiaries of LCC (including LCC AS);

                 (e) all insurance policies and any unearned premiums thereunder or other rights to refunds thereunder;

                 (f) all claims for refunds of any and all federal, state, provincial, local, foreign, or any other income, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the "Code")), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not) ("Taxes"), including, without limitation, any Taxes paid on behalf of any Accepting Employee (as defined in Section 7.3(b)), for all periods ending on or prior to the Closing Date;

                 (g) all intercompany receivables and all receivables not related to the LCC Businesses;

                 (h) all books of account, records, files and other data maintained by LCC or LCC AS for the preparation of its consolidated financial statements or any returns, declarations, forms, information returns and statements with respect to Taxes ("Tax Returns"), excluding originals of tax and financial records and information relating primarily to the LCC Businesses included as a Purchased Asset pursuant to Section 1.2(k);

                 (i) all Contracts related to indebtedness for borrowed money, including guarantees of indebtedness for borrowed money;

                 (j) all right, title and interest of LCC in and to the name "LCC" and any trademark, trade name or corporate, trade or fictitious name containing the acronym "LCC";

                 (k)      the equipment set forth on Schedule 1.3(k);

                 (l) except as provided in Section 7.10(b), all Licenses or other Contracts as to which any consent, waiver or approval required in order to transfer or assign such License or Contract to Purchaser is not obtained by the Closing (provided that, with respect to such Licenses or Contracts, LCC shall use all commercially reasonable efforts after the Closing to obtain such consents, waivers or approvals);

                 (m) the permits, approvals, orders, authorizations, consents, licenses and franchises which have been issued or granted to or are owned by LCC or LCC AS for or in connection with the LCC Businesses or as to which any consent, waiver or approval required in order to transfer or assign such permits, approvals, orders, authorizations, consents, licenses and franchises to Purchaser is not obtained by the Closing (provided that, with respect to such permits, approvals, orders, authorizations, covenants, licenses and franchises, LCC or LCC AS, as the case may be, shall use all commercially reasonable efforts after the Closing to obtain such consents, waivers or approvals);

                 (n)      the assets listed on Schedule 1.3(n);

                 (o) LCC AS's lease to its facility located in Oslo, Norway;

                 (p) LCC's lease to its facility located in Singapore, as well as the furniture, fixtures, equipment, machinery and other tangible personal property located on such premises; and

                 (q) all of LCC's rights under outstanding agreements or other arrangements with Accepting Employees under LCC's 1996 Employee Stock Option Plan and LCC's Employee Stock Purchase Plan.

                 1.4      PURCHASING ENTITIES.     Subject to Purchaser's right
to assign its rights under this Agreement in accordance with Section 14.7, the Purchased Assets shall be purchased by Purchaser and/or one or more Affiliates of Purchaser designated by Purchaser prior to the Closing.

                 1.5 PURCHASE PRICE. (a) Subject to the adjustments set forth in Sections 1.6 and 1.7, the aggregate purchase price (the "Purchase Price") payable by Purchaser in consideration for the sale of the LCC Businesses shall be $22,542,000. Such amount less the Holdback Amount (as defined below) shall be payable on the Closing Date (as defined in Article 2) in immediately available United States funds.

                 (b) The "Holdback Amount" shall equal one-half of the amount of accounts receivable, net of reserves therefor, set forth on the March 31 Statement of Net Assets (which amount the parties agree to be $7,099,130), subject to adjustment pursuant to the proviso to Section 1.6(d) and to Section 1.6(e).

                 1.6 CLOSING PURCHASE PRICE ADJUSTMENT. The Purchase Price shall be subject to adjustment after the Closing as specified in this
Section 1.6:

                 (a) As promptly as practicable, but in any event within 30 calendar days following the Closing Date, LCC shall at its expense prepare and deliver to the Purchaser a statement of net assets of the LCC Businesses as of the close of business on the Closing Date (the "Closing Statement of Net Assets"). The Closing Statement of Net Assets shall include only the book value of the Purchased Assets and the Assumed Liabilities and shall exclude the book value of the Excluded Assets and the Excluded Liabilities and shall otherwise be prepared in accordance with U.S. GAAP applied on a basis consistent with the preparation of the March 31 Statement of Net Assets (as defined in Section 5.5) including, without limitation, the treatment of software development costs as a capitalized asset (except that the Closing Statement of Net Assets shall not include accruals for liabilities, if any, resulting from or arising out of the use of corporate credit cards issued to employees of the LCC Businesses). The net assets of the LCC Businesses as of the Closing (the "Closing Net Book Value") shall be calculated as the excess of the book value of the Purchased Assets reflected on the Closing Statement of Net Assets over the book value of the Assumed Liabilities reflected on the Closing Statement of Net Assets.

                 (b) LCC shall consult with Purchaser prior to delivering the Closing Statement of Net Assets and shall deliver drafts thereof and reasonable supporting documentation as and when they become available. LCC and Purchaser shall attempt to resolve any differences relating to amounts set forth on the Closing Statement of Net Assets prior to delivery thereof pursuant to paragraph (a) or to be set forth above and, if not so resolved by such time, shall attempt to resolve such differences as promptly as practicable thereafter.

                 (c) In the event LCC and Purchaser are unable to resolve their differences within 10 Business Days after LCC's delivery of the Closing Statement of Net Assets, LCC shall submit the disputed items to a nationally recognized independent accounting firm (which may be LCC's regularly engaged independent accounting firm) selected by LCC with the consent of Purchaser (which consent shall not be unreasonably withheld). The independent accounting firm so selected (the "Accounting Firm") shall resolve the disputed items as promptly as practicable. The resolution of disputed items by the Accounting Firm shall be deemed to be and shall be final, binding and conclusive on the parties hereto.

                 (d) Within three Business Days of all disputed items on the Closing Statement of Net Assets being resolved pursuant to paragraphs (b) and (c) above, a Purchase Price adjustment shall be made as follows:

                          (i) in the event that the Closing Net Book Value is less than $17,734,112 (the "March 31 Net Book Value", which the parties agree to be the excess of the book value of the Purchased Assets over the book value of the Assumed Liabilities reflected on the March 31 Statement of Net Assets), then the Purchase Price shall be adjusted downward in an amount equal to such shortfall and LCC shall, within five Business Days of such determination, pay such amount to the Purchaser by wire transfer in immediately available funds; and

                          (ii) in the event that the Closing Net Book Value exceeds the March 31 Net Book Value, then the Purchase Price shall be adjusted upward in an amount equal to such excess and the Purchaser shall, within five Business Days of such determination, pay the amount of such excess to LCC by wire transfer in immediately available funds;

provided, however, that the difference between the amount of accounts receivable, net of reserves therefor, set forth on the Closing Statement of Net Assets and the amount of accounts receivable, net of reserves therefor, set forth on the March 31 Statement of Net Assets (which amount the parties agree to be $7,099,130) shall be allocated fifty percent (50%) to a cash adjustment to the Purchase Price and fifty percent (50%) to an adjustment to the Holdback Amount.

                 (e) In the event LCC delivers to Purchaser a good faith estimate of the amount of accounts receivable to be included in the Purchased Assets as of the Closing Date, net of reserves therefor, then the calculation of the Purchase Price and the Holdback Amount shall be adjusted appropriately to reflect such estimate.

                 1.7 PAYMENT OF ACCOUNTS RECEIVABLE TO LCC. Following the Closing, Purchaser shall proceed to collect the accounts receivable included in the Purchased Assets in the ordinary course of business. After collection by Purchaser of an amount equal to the excess of the amount of the accounts receivable set forth on the Closing Statement of Net Assets, net of reserves therefor (the "Net Receivables Amount"), over the Holdback Amount, Purchaser shall pay to LCC all amounts collected in respect of accounts receivable included in the Purchased Assets, up to a maximum amount equal to the Holdback Amount. Payment to LCC shall be made within 30 days of the end of each month in which amounts payable to LCC are collected by Purchaser. If after six months from the Closing Date Purchaser has not collected an amount equal to or in excess of the Holdback Amount, LCC shall have the right to pursue, at LCC's cost and expense, collection of any and/or all remaining uncollected accounts receivables using reasonable and prudent business methods. Such collection efforts shall not unduly interfere with the relationship between Purchaser and a customer and shall in any event be subject to such restrictions as Purchaser shall impose in its reasonable discretion. Purchaser will cooperate with LCC's reasonable requests for assistance in the process. Any collections by LCC (including any amounts collected by Purchaser for the benefit of LCC) shall be limited to an amount equal to the Holdback Amount, and any excess collected by LCC shall be paid to Purchaser within 30 days following the end of the month in which it is collected. In no event shall LCC receive more than the Holdback Amount in respect of accounts receivables included in the Purchased Assets.
For purposes of this Section 1.7 the Holdback Amount shall mean the Holdback Amount calculated pursuant to Section 1.5(b) as adjusted (upward or downward, as applicable), to reflect the exclusion of one-half of the change in the amount of net accounts receivable pursuant to the provisions of Section 1.6.

                 1.8 ALLOCATION OF ASSET VALUE. Within sixty days after the Closing, Purchaser shall provide LCC with a proposed allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets based on fair market value as of the Closing Date. Such allocation shall become final unless LCC objects to such allocation in writing within 30 days after delivery by Purchaser. If LCC does not agree with such allocation and the parties are not otherwise able to reach an agreement as to such allocation, the allocation shall be determined by an independent appraiser, which shall be a nationally recognized accounting firm that shall determine the allocation, and such allocation shall be binding on the parties. The cost of any such independent appraisal shall be borne equally by the parties. The final allocation as determined under this Section 1.8 shall be referred to as the "Allocation". Purchaser and LCC agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation of financial statements and filing of all Tax Returns (including filing Form 8594), and in the course of any Tax audit, Tax review or Tax litigation relating thereto, and (iii) take no position and cause their

Affiliates to take no position inconsistent with the Allocation for all Tax and accounting purposes.


                                   ARTICLE 2

                                    CLOSING

                 The consummation of the transactions contemplated hereby (the "Closing") shall take place at the offices of Hogan & Hartson L.L.P., 555 Thirteenth Street, N.W., Washington, D.C. 20004, at 10:00 a.m. on the fifth Business Day following the date on which all of the conditions set forth in Sections 8.1 and 9.4 shall have been satisfied (the "Closing Date") or at such other place, time and date as the parties may hereafter agree in writing.


                                   ARTICLE 3

                           ASSUMPTION OF LIABILITIES

                 3.1 ASSUMPTION OF ASSUMED LIABILITIES BY PURCHASER. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements contained herein, at the Closing, Purchaser or one or more Affiliates of Purchaser designated by Purchaser prior to the Closing shall assume and agree to pay, perform and discharge when due or when required to be performed all of the liabilities relating principally to the LCC Businesses which exist at or arise on or after the Closing Date, including, without limitation, the following (collectively, the "Assumed Liabilities"), except in any case for the Excluded Liabilities (as defined in Section 3.2):

                 (a) all liabilities, obligations and commitments of LCC and LCC AS to the extent arising out of or relating to the LCC Businesses and reflected or reserved for on the March 31 Statement of Net Assets and such liabilities which were incurred by LCC or LCC AS in connection with the LCC Businesses after March 31, 1999, in the ordinary course of business, consistent with past practice and in accordance with this Agreement;

                 (b) all liabilities, obligations and commitments arising out of the Licenses and Contracts included as part of the Purchased Assets;

                 (c) all liabilities for Accepting Employees to the extent specifically assumed by Purchaser pursuant to Section 7.3;

                 (d) all warranty, service, maintenance and support obligations to customers of LCC with respect to the products and services of the LCC Businesses sold or furnished on or prior to the Closing Date; and

                 (e) all liabilities, obligations and commitments of LCC and LCC AS for prepayments and deposits from customers of LCC and LCC AS with respect to the products and services of the LCC Businesses.

                 3.2 EXCLUDED LIABILITIES. The following liabilities (the "Excluded Liabilities") shall be excluded from the Assumed Liabilities:

                 (a) any indebtedness of LCC or any of its Affiliates (including LCC AS) for borrowed money (including any and all amounts payable by LCC or LCC AS pursuant to the Asset Purchase Agreement, dated as of December 30, 1996, between European Technology Partner AS and LCC International AS, any outstanding balance under the Swingline Loans (as such term is defined in the Third Amended and Restated Credit Agreement, dated as of December 31, 1998, among The Chase Manhattan Bank as Administrative Agent, the lenders signatory thereto, LCC, LCC Design Services L.L.C., LCC Development Company, L.L.C., Microcell Management, Inc., Koll Telecommunications, L.L.C. and LCC AS (the "Chase Credit Facility")) and any and all intercompany payables) except for such indebtedness as is reflected on the March 31 Statements of Net Assets;

                 (b) any liabilities for Taxes (including Japanese sales taxes owed in respect of pre-Closing sales) relating to or arising out of the conduct of the LCC Businesses accruing, or with respect to any time period, on or prior to the Closing Date;

                 (c) any product liability and strict liability claim with respect to the products or services sold or provided by the LCC Businesses on or prior to the Closing Date;

                 (d) workers' compensation claims by Accepting Employees to the extent arising from occurrences or occupational diseases contracted on or before the Closing Date;

                 (e) employee discrimination, harassment, retaliation, wrongful discharge, breach of employment agreement or covenants, disputes relating to commission payments or any other type of compensation including claims for regular or overtime wages, any personal injury, intentional tort or negligence claims and unfair labor practice claims to the extent arising out of the conduct of the LCC Businesses on or prior to the Closing Date;

                 (f) liabilities with respect to employees or employee benefit plans, including, without limitation, liabilities under the LCC Businesses Employee Retention Program, except to the extent specifically assumed by Purchaser pursuant to Section 7.3;

                 (g) to the extent not accrued or reserved for on the Closing Statement of Net Assets, any interest and penalty payments in respect of late payments owed to vendors, contractors and other suppliers of LCC and LCC AS in respect of pre-Closing periods;

                 (h) to the extent not accrued or reserved for on the Closing Statement of Net Assets, amounts to be refunded, if any, to Essen Telecom of Korea in respect of software purchased by Essen Telecom prior to the Closing Date;

                 (i) any and all liabilities resulting from or arising out of the use of corporate credit cards by employees of the LCC Businesses;

                 (j) all actions, claims, demands, suits, proceedings, arbitrations, grievances, citations, summons, subpoenas, inquiries or investigations of any nature arising out of the LCC Businesses on or prior to the Closing Date which do not involve a Purchased Asset;

                 (k) to the extent not accrued or reserved for on the Closing Statement of Net Assets, amounts to be refunded, if any, to Bahrain Telecommunications Company B.S.C. under its Software License Agreement dated July 28, 1998 with LCC; and

                          (l) all liabilities relating to or arising out of the Excluded Assets.


                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

                 Except as set forth on the Schedules delivered by Purchaser to LCC prior to the execution and delivery of this Agreement, Purchaser hereby represents and warrants to LCC and LCC AS as follows:

                 4.1 ORGANIZATION AND QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Sweden. Each Purchaser Assignee (as defined in Section 14.7) who acquires any rights hereunder on or prior to the Closing Date shall, on the Closing Date, be an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation.

                 4.2 AUTHORITY; AUTHORIZATION; ENFORCEABILITY. Purchaser has, and each Purchase Assignee shall have on the Closing Date, all requisite corporate power and authority to execute and deliver this Agreement and each of the Product Supply Agreement, the Software License Agreement, the Support Agreement, the McLean Facility Sublease, the Oslo Facility Sublease and the Employee Services Agreement (the Product Supply Agreement, the Software License Agreement, the Support Agreement, the McLean Facility Sublease, the Oslo Facility Sublease and the Employee Service Agreement, each, an "Ancillary Agreement" and, collectively, the "Ancillary Agreements") and the other Purchaser Closing Documents (as defined in Section 9.3) to which it is a party, and to perform its other obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser and each Purchaser Assignee of this Agreement and the Ancillary Agreements and the other Purchaser Closing Documents to which it is a party, and the performance by Purchaser and each Purchaser Assignee of its obligations hereunder and thereunder, have, or in the case of each Purchaser Assignee, shall have, on or prior to the Closing

Date, been duly authorized by all necessary corporate action on the part of Purchaser or such Purchaser Assignee. This Agreement has been duly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by LCC and LCC AS) constitutes, and the Ancillary Agreements and each of the other Purchaser Closing Documents, when duly executed and delivered by Purchaser and each Purchaser Assignee party thereto, will constitute, legal, valid and binding obligations of Purchaser and each Purchaser Assignee party thereto, enforceable against Purchaser and each Purchaser Assignee party thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

                 4.3 NO CONFLICT. Assuming compliance with the notification requirements of the HSR Act (as defined in Section 4.4) and the directives of the Ministry of Trade and Industry of Norway pursuant to Section 4 of the Act on the Acquisition of Business Undertakings (the "Norway Acquisition Act"), except as may result from any facts or circumstances relating solely to LCC or LCC AS, and except as set forth in section 4.4, the execution and delivery by Purchaser and each Purchaser Assignee of this Agreement, the Ancillary Agreements and each of the other Purchaser Closing Documents to which it is a party do not, and the performance by Purchaser and each Purchaser Assignee of its obligations hereunder and thereunder will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, require consent under, or give rise to a right of termination, amendment, suspension, cancellation or acceleration of any obligation or loss of any benefit under, or result in the creation or imposition of any mortgage, pledge, hypothecation, claim, security interest, lien, encumbrance, voting trust agreement, option, right of first refusal or any other encumbrance (a "Lien") on any of the assets or properties of Purchaser or any Purchaser Assignee under, (a) any Contract to which Purchaser or any Purchaser Assignee is a party or by which any of their properties are bound, (b) any provision of the organizational documents of Purchaser or any Purchaser Assignee, or (c) any judgment, order, decree, statute, law, ordinance, order by a Governmental Authority (as defined in Section 4.4), rule or regulation applicable to Purchaser or any Purchaser Assignee.

                 4.4 NO CONSENTS. No consents, approvals, orders, licenses, permits or authorizations of, or registrations, declarations or filings with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, of competent jurisdiction ("Governmental Authority") or any other Person (as defined in Section 6.2(k)) ("Consents") are required to be obtained or made by or with respect to Purchaser or any Purchaser Assignee in connection with the execution and delivery of this Agreement, the Ancillary Agreements or any of the other Purchaser Closing Documents or the performance by Purchaser or any Purchaser Assignee of its obligations hereunder or thereunder, except for (a) filings with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (b) applicable filings under the Norway Acquisition Act, (c) where the failure to obtain such Consents would not prevent or materially delay consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and (d) as set forth on Schedule 4.4.

                 4.5 LITIGATION. There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of Purchaser, threatened against or relating to Purchaser or any Purchaser Assignee in connection with the transactions contemplated by this Agreement, or which would be reasonably likely to materially affect Purchaser's or any Purchaser Assignee's ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, and Purchaser does not know or have reason to be aware of any basis for the same.

                 4.6 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any Purchaser Assignee.


                                   ARTICLE 5

                REPRESENTATIONS AND WARRANTIES OF LCC AND LCC AS

                 LCC and LCC AS hereby represent and warrant to Purchaser as follows:

                 5.1 ORGANIZATION AND QUALIFICATION. LCC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. LCC AS is a corporation duly organized, validly existing and in good standing under the laws of Norway. LCC and LCC AS are each qualified to do business as a foreign corporation in, and are in good standing under the laws of, each other jurisdiction in which the conduct of the LCC Businesses or the ownership of the assets of the LCC Businesses requires such qualification, except where the failure to qualify does not or would not be expected to have a material adverse effect on (a) the results of operations, assets, liabilities, employee relationships, customer or supplier relationships, condition (financial or otherwise) or prospects of the LCC Businesses or (b) the ability of Purchaser to operate or conduct the LCC Businesses in the manner in which they are currently operated by LCC or LCC AS (an "LCC Material Adverse Effect"). For purposes of the definition of LCC Material Adverse Effect, an event, occurrence, fact, condition or effect shall not be deemed to be materially adverse unless it involves $100,000 or more.

                 5.2 AUTHORITY; AUTHORIZATION; ENFORCEABILITY. Each of LCC and LCC AS has all requisite power and authority to own, lease and operate its properties and the LCC Businesses as presently conducted by it and has all requisite power and authority to enter into this Agreement and each of the Ancillary Agreements and the LCC Closing Documents (as defined in Section 10.3) to which it is a party, and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by LCC and LCC AS of this Agreement and each of the Ancillary Agreements and the other LCC Closing Documents to which it is a party, and the performance by LCC and LCC AS of their respective obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of LCC and LCC AS. This Agreement has been duly executed and delivered by LCC and LCC AS and (assuming due authorization, execution and delivery by Purchaser) constitutes, and the Ancillary Agreements and each of the other LCC Closing Documents, when duly executed and delivered by LCC and LCC AS will constitute, legal, valid and binding obligations of LCC and LCC AS, enforceable against LCC and LCC AS in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

                 5.3 NO CONFLICT. Assuming compliance with the notification requirements of the HSR Act and the Norway Acquisition Act, except as may result from any facts or circumstances relating solely to Purchaser or any Purchaser Assignee and except as set forth on Schedule 5.4, the execution and delivery by LCC and LCC AS of this Agreement, the Ancillary Agreements and each of the other LCC Closing Documents do not, and the performance by LCC and LCC AS of its obligations hereunder and thereunder will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, require consent under, or give rise to a right of termination, amendment, suspension, cancellation or acceleration of any obligation or loss of any benefit under, or result in the creation or imposition of any Lien on any of the assets or properties of LCC or LCC AS under, (a) any Contract to which LCC or LCC AS is a party or by which any of their properties are bound,
(b) any provision of the organizational documents of LCC or LCC AS, or (c) any judgment, order, decree, statute, law, ordinance, order by a Governmental Authority, rule or regulation applicable to LCC or LCC AS.

                 5.4 NO CONSENTS. No Consents of a Governmental Authority or any other Person are required to be obtained or made by or with respect to LCC or LCC AS in connection with the execution and delivery of this Agreement, the Ancillary Agreements or any other LCC Closing Documents, or the performance by LCC or LCC AS of its obligations hereunder or thereunder, except for (a) filings with the FTC and the DOJ pursuant to the HSR Act, (b) applicable filings under the Norway Antitrust Acquisition Act and (c) as set forth on
Schedule 5.4.

                 5.5 FINANCIAL STATEMENTS. (a) The unaudited interim statement of net assets of the LCC Businesses as of March 31, 1999 (the "March 31 Statement of Net Assets"), a copy of which is attached hereto as Schedule 5.5(a), has been prepared from the books and records of the LCC Businesses and includes only the book value, as of March 31, 1999, of the Purchased Assets and the Assumed Liabilities and excludes the book value, as of March 31, 1999, of the Excluded Assets and the Excluded Liabilities and has otherwise been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") and presents fairly the Purchased Assets and the Assumed Liabilities as of March 31, 1999. The unaudited statement of income of the LCC Businesses for the quarter ended March 31, 1999 (together with the March 31 Statement of Net Assets, the "March 31 Financial Statements"), a copy of which is attached hereto as Schedule 5.5(a), has been prepared from the books and records of the LCC Businesses in accordance with U.S. GAAP applied consistently throughout the period involved, presents fairly the results of operations of the LCC Businesses for the period indicated and includes all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the results of operations of the LCC Businesses for the period covered thereby.

                 (b) The audited financial statements of LCC included in LCC's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, have been prepared from the books and records of LCC in accordance with U.S. GAAP applied consistently throughout the periods involved, present fairly the assets, liabilities and results of operations of LCC as of the dates and for the periods indicated and include all adjustments that are necessary for a fair presentation of the financial condition of LCC and the results of operations of LCC as of the dates thereof or for the periods covered thereby.

                 5.6      ABSENCE OF UNDISCLOSED LIABILITIES.    Neither LCC
nor LCC AS has any liabilities or obligations of any nature, whether known or unknown, absolute or contingent, matured or unmatured, or otherwise, and whether due or to become due, arising out of or relating to the LCC Businesses, other than Excluded Liabilities, except (i) liabilities arising under the Assigned Contracts, (ii) as set forth on Schedule 5.6, (iii) as and to the extent reflected in or reserved against in the March 31 Financial Statements, or (iv) for liabilities and obligations that (A) were incurred after March 31, 1999 in the ordinary course of business consistent with past practice and (B) individually and in the aggregate are not material to the LCC Businesses and have not had or resulted in, and will not have or result in, an LCC Material Adverse Effect.

                 5.7 ABSENCE OF CHANGES. Except as set forth on Schedule 5.7, since March 31, 1999, LCC and LCC AS have conducted the LCC Businesses only in the ordinary course consistent with past practice and have not, on behalf of, in connection with or relating to the LCC Businesses or the Purchased Assets:

                 (a)      suffered any LCC Material Adverse Effect;

                 (b) incurred any obligation, commitment or liability, known or unknown, absolute or contingent, matured or unmatured, or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase or sale of goods or services in the ordinary course of business consistent with past practice, none of which liabilities, in any case or in the aggregate, could have an LCC Material Adverse Effect;

                 (c) discharged or satisfied any Lien other than those then required to be discharged or satisfied, or paid any obligation, commitment or liability, known or unknown, absolute or contingent, matured or unmatured, or otherwise, whether due or to become due, other than current liabilities shown on the March 31 Financial Statements, current liabilities incurred since the date thereof in the ordinary course of business consistent with past practice or Excluded Liabilities;

                 (d) mortgaged, pledged or subjected to Lien any property, business or assets, tangible or intangible, held in connection with the LCC Businesses other than Excluded Assets;

                 (e) sold, transferred, leased to others or otherwise disposed of any of the Purchased Assets, except for inventory sold in the ordinary course of business or transferred at book value to other divisions or Affiliates of LCC and licenses of Software or CellAD software licenses of LCC AS granted in the ordinary course of business, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

                 (f) received any notice of termination of any Contract relating to the LCC Businesses or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had an LCC Material Adverse Effect;

                 (g) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Patents, Copyrights and Trademarks or Know-How, or any Patents, Copyrights and Trademarks or Know-How of LCC or LCC AS, other than licenses of Software or software licenses of LCC or LCC AS granted in the ordinary course of business, or modified any existing rights with respect thereto;

                 (h) made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay to or in respect of, or otherwise entered into any contractual relationship, whether oral or written, that changes the terms and conditions or scope and nature of the employment relationship with any Transferred Employees (other than the LCC Businesses Employee Retention Program, all of the liabilities relating to which shall be retained by LCC), except in the ordinary course of business consistent with past practice;

                 (i) encountered any labor union organizing activity, had any actual or, to the knowledge of LCC or LCC AS, threatened, employee strikes, work stoppages, slowdowns or lockouts, or had any material change in its relations with its employees, agents, customers or suppliers;

                 (j) failed to replenish inventories and supplies in a normal and customary manner consistent with past practice and prudent business practices prevailing in the industry, or made any purchase commitment in excess of the normal, ordinary and usual requirements of the LCC Businesses or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in the selling, pricing, advertising or personnel practices inconsistent with past practice and prudent business practices prevailing in the industry;

                 (k) instituted, settled or agreed to settle any litigation, action or proceeding before any Governmental Authority other than in the ordinary course of business consistent with past practice, but not in any case involving amounts in excess of $25,000 or entered into any conciliation, commitment, auditing or reporting agreement with any Governmental Authority;

                 (l) made any material change in any accounting procedures or practices applied in keeping the books and records of the LCC Businesses;

                 (m) entered into any transaction or Contract other than in the ordinary course of business consistent with past practice, or incurred any severance pay or amended or modified any employee plan or contract to provide for enhanced benefits or accelerated payments, earnouts or vesting obligations by reason of this Agreement or the transactions contemplated hereby;

                 (n) made any material changes in the customary methods of operation of the LCC Businesses, including, without limitation, practices and policies relating to manufacturing, purchasing, inventories, marketing, selling and pricing;

                 (o) acquired any material assets related to the LCC Businesses other than in the ordinary course of business consistent with past practice;

                 (p) permitted or allowed any of the assets of the LCC Businesses to be subjected to any Liens, other than Liens that will be released at or prior to the Closing;

                 (q) written down or written up (or failed to write down or write up in accordance with U.S. GAAP consistent with past practice) the value of any inventories or receivables related to the LCC Businesses or revalued any assets of the LCC Businesses other than in the ordinary course of business consistent with past practice and in accordance with U.S. GAAP;

                 (r) made any change in any method of accounting or accounting practice or policy used by the LCC Businesses;

                 (s) made any capital expenditure or commitment for any capital expenditure related to the LCC Businesses, other than expenditures for software development incurred in the ordinary course of business, in excess of $100,000 individually or $500,000 in the aggregate;

                 (t) terminated, discontinued, closed or disposed of any plant, facility or other operation of the LCC Businesses, or laid off any employees of the LCC Businesses or implemented any early retirement, separation or program providing early retirement window benefits to employees of the LCC Businesses within the meaning of
         Section 1.401(a)-4 of the Regulations under the Code or announced or planned any such action or program for the future;

                 (u) amended, modified or consented to the termination of any Contract or LCC's or LCC AS's rights thereunder; or

                 (v) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 5.7, except as expressly contemplated by this Agreement and the Ancillary Agreements.

                 5.8 LITIGATION. There is no action, claim, demand, suit, proceeding, arbitration, grievance, complaint, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, in law or in equity, pending or, to the knowledge of LCC and LCC AS, threatened against or relating to LCC (in connection with the Purchased Assets or the LCC Businesses) or LCC AS, or against or relating to the transactions contemplated by this Agreement, and neither LCC nor LCC AS
knows or has reason to be aware of any basis for the same.   Neither LCC nor
LCC AS is subject to any Governmental Order directed specifically to the LCC Businesses, or affecting or that could reasonably be expected to affect any of the Purchased Assets or the LCC Businesses (nor, to the best knowledge of LCC and LCC AS, are there any such Governmental Orders threatened in writing to be imposed by any Governmental Authority).

                 5.9 COMPLIANCE WITH LAWS; GOVERNMENTAL APPROVALS AND CONSENTS; GOVERNMENTAL CONTRACTS. Except as otherwise disclosed on Schedule 5.9, since January 1, 1996, with respect to LCC and since January 1, 1997, with respect to LCC AS, the LCC Businesses have complied in all respects with all Applicable Laws (as defined below) applicable to the LCC Businesses or the Purchased Assets, except where the failure so to comply would not, individually or in the aggregate, have an LCC Material Adverse Effect, and neither LCC nor LCC AS nor any of their respective predecessors has received any notice alleging any conflict with, violation of, breach of or default with respect to the LCC Businesses or the Purchased Assets under any such Applicable Law which has not been previously cured. "Applicable Law" means all applicable provisions of all (A) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (B) any consent of, with or to any Governmental Authority and (C) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

                 5.10 RIGHTS, TITLE AND ASSETS. (a) Except as disclosed on Schedule 5.10, LCC and LCC AS own, lease or have the legal right to use all the Purchased Assets, free and clear of any and all Liens and, with respect to rights under contracts included in the Purchased Assets, are a party to and enjoy the rights to the benefits of all such contracts.

                 (b) The Purchased Assets and the other assets and properties licensed to Purchaser under the licenses, or otherwise made available to Purchaser, constitute all of the properties, assets and rights principally used or intended by LCC or LCC AS to be used in, and all such properties, assets and rights as are necessary in the conduct of, the LCC Businesses as presently conducted.

                 (c) Except as set forth on Schedule 5.10, LCC and LCC AS have the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Purchased Assets to Purchaser without penalty or other adverse consequences. Following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and the execution of the instruments of transfer contemplated by this Agreement and the Ancillary Agreements, Purchaser will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire, the interests of LCC and LCC AS in the Purchased Assets, free and clear of any Liens, and without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. The Purchased Assets are in good repair and operating condition (subject to normal wear and tear) and are suitable for the purposes for which they are currently used and currently intended by LCC or LCC AS to be used.

                 5.11 ASSIGNED CONTRACTS. (a) Schedule 5.11(a) contains a complete and correct list of all the following Assigned Contracts that are in effect as of the date hereof to which LCC or LCC AS is a party or by which either entity is bound in connection with the LCC Businesses or the Purchased Assets (other than Contracts which are Excluded Assets):

                 (i) each contract, agreement, invoice, purchase order, sales order and other arrangement for the purchase or sale of inventory or other products or equipment with any supplier or for the furnishing of services by or to the LCC Businesses under the terms of which LCC or LCC AS is obligated to pay or entitled to receive consideration of more than $60,000, in the aggregate, over the remaining term of such contract;

                 (ii) all material broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, market consulting and advertising contracts and agreements to which LCC or LCC AS is a party and which are primarily related to the LCC Businesses;

                 (iii) all material contracts with independent contractors or consultants (or similar arrangements) to which LCC or LCC AS is a party and which are primarily related to the LCC Businesses;

                 (iv) all contracts and agreements that involve indebtedness of LCC or LCC AS in excess of $100,000 and that are primarily related to the LCC Businesses;

                 (v) all contracts and agreements with any Governmental Authority to which LCC or LCC AS is a party and which are primarily related to the LCC Businesses;

                 (vi) all contracts and agreements that limit or purport to limit the ability of LCC or LCC AS to engage in any activity in any geographic area or during any period of time;

                 (vii) all contracts and agreements between or among LCC or LCC AS or any Affiliate of LCC which are primarily related to the LCC Businesses; and

                 (viii) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the conduct of the LCC Businesses.

                 (b) LCC has made available to Purchaser true and complete copies of all Assigned Contracts. All Assigned Contracts are in full force and effect and constitute a valid and binding obligation of each party thereto, enforceable in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity. Except as set forth on Schedule 5.11(b) and
except for the [                                  ] (as such terms are defined
in Section 6.1(b)), or except as would not result in an LCC Material Adverse Effect, there does not exist under any Assigned Contract any violation, breach or event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of LCC or LCC AS or, to the knowledge of LCC, any other party thereto.

                 (c) Each Assigned Contract (i) represents the entire agreement between the parties thereto with respect to the subject matter thereof, (ii) except as set forth on Schedule 5.4, is freely and fully assignable to Purchaser without penalty or other adverse consequences and (iii) upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except in any case to the extent that any consents set forth on Schedule 5.4 are not obtained, shall continue in full force and effect without penalty or other adverse consequence. Neither LCC nor LCC AS has received any notice of uncured breach or default under, or termination of, any Assigned Contract.

                 5.12 INVENTORIES. As of March 31, 1999, all inventories of the LCC Businesses were and, as of the Closing Date, all inventories of the LCC Businesses will be, of good and merchantable quality except to the extent of the reserves therefor included in the March 31 Statement of Net Assets or the Closing Statement of Net Assets, respectively, and were or will be usable and suitable for the purposes for which they are currently used and were or will be in a condition such that they can be used in the ordinary course of the LCC Businesses consistent with past practice. All such inventories are recorded on the books of the LCC Businesses at the lower of cost or market value determined in accordance with U.S. GAAP. Schedule 5.12 lists the locations of all such inventories. As of March 31, 1999, the inventories do not consist of items that are obsolete, damaged or slow-moving except to the extent of the reserves therefor included in the March 31 Statement of Net Assets and, as of the Closing Date, the inventories will not consist of items that are obsolete, damaged or slow moving except to the extent of the reserves therefor which will be included in the Closing Statement of Net Assets. The inventories do not consist of any items held on consignment. Neither LCC nor LCC AS is under any obligation or liability with respect to accepting returns of items of inventory or merchandise in the possession of its customers, except to the extent consistent with past return policies of the LCC Businesses. No clearance or extraordinary sale of the inventories has been conducted since January 1, 1996 other than liquidations of excess or obsolete inventories made in the ordinary course. As of

March 31, 1999, neither LCC nor LCC AS has acquired or committed to acquire or manufactured inventory for sale which is not of a quality and quantity usable in the ordinary course of business within a reasonable period of time and consistent with past practice, except to the extent of the reserves therefor included in the March 31 Statement of Net Assets and as of the Closing Date, neither LCC nor LCC AS will have acquired or committed to acquire or manufacture inventory for sale which will not be of a quality and quantity usable in the ordinary course of business within a reasonably period of time and consistent with past practice, except to the extent of the reserves therefor which will be included in the Closing Statement of Net Assets. Neither LCC nor LCC AS has or will have changed the price of any inventory except for (i) reductions to reflect any reduction in the cost thereof to LCC or LCC AS, (ii) reductions and increases responsive to normal competitive conditions and consistent with the past sales practices of the LCC Businesses, and (iii) increases to reflect any increase in the cost thereof to LCC.

                 5.13 PRODUCT AND SERVICE WARRANTIES. Except as set forth on Schedule 5.13 and for warranties imposed by Applicable Law, (a) there are no warranties, express or implied, written or oral, with respect to the products or services of the LCC Businesses, and (b) there are no pending or, to the knowledge of LCC and LCC AS, threatened claims with respect to any such warranty as of the date hereof, and neither LCC nor LCC AS has any liability with respect to any such warranty, whether known or unknown, absolute or contingent, matured or unmatured, or otherwise, whether due or to become due, except to the extent of the reserve therefor included in the March 31 Statement of Net Assets and the Closing Statement of Net Assets.

                 5.14 INTELLECTUAL PROPERTY. (a) Schedules 1.2(g)(i), 1.2(g)(ii), 1.2(g)(iii), 1.2(g)(iv) and 1.2(g)(vi) set forth a true and complete list of the Patents, Trademarks, Copyrights, Software and Licensed Intellectual Property, respectively. The Purchased Intellectual Property includes all of the intellectual property and software used by LCC or LCC AS in the ordinary day-to-day conduct of the LCC Businesses (other than accounting and financial reporting systems and office automation software, all of which are readily available from software providers on commercially reasonable terms), and there are no other items of intellectual property that are material to such ordinary day-to-day conduct of the LCC Businesses. The Purchased Intellectual Property is subsisting, valid and enforceable, and has not been adjudged invalid or unenforceable in whole or part.

                 (b) Except as set forth on Schedule 5.14(b), LCC or LCC AS is the exclusive owner of the entire and unencumbered right, title and interest in and to the Purchased Intellectual Property free from any Liens, conditions or restrictions whatsoever, and is entitled to use the Purchased Intellectual Property in the ordinary course of the LCC Businesses as presently conducted, subject only to the terms of the licenses of the Licensed Intellectual Property.

                 (c) The operation of the LCC Businesses and the use of the Purchased Intellectual Property by LCC or LCC AS in the conduct of the LCC Businesses does not conflict with or infringe upon the intellectual property rights of any third party, and no claim has been asserted that the operation of the LCC Businesses or use of such Purchased Intellectual Property in the conduct of the LCC Businesses does or may conflict with or infringe upon the intellectual property rights of any third party. To the best of LCC's and LCC AS's knowledge after due inquiry, no person is engaging in any activity that infringes upon the Purchased Intellectual Property. Except as set forth on
Schedule 5.14(c), neither LCC nor LCC AS has granted any license or other right to any third party with respect to the Purchased Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Purchased Intellectual Property.

                 (d) No legal proceedings have been asserted, or, to the best of LCC's and LCC AS's knowledge after due inquiry, are pending or threatened against LCC or LCC AS (i) based upon, or challenging, or seeking to deny or restricting the use by LCC or LCC AS of, any of the Purchased Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by, LCC or LCC AS infringe upon or misappropriate any intellectual property right of any third party, or (iii) alleging that any intellectual property licensed under the Licensed Intellectual Property infringes upon any intellectual property right of any third party, or is being licensed or sublicensed in conflict with the terms of any license or other agreement.

                 (e) With respect to the Patents, Copyrights and Trademarks, LCC and LCC AS have taken all commercially reasonable actions to register such Patents, Copyrights and Trademarks with, file in, or have issued by, as the case may be, the United States Patent and Trademark Office or the United States Copyright Office, and LCC and LCC AS have taken other commercially reasonable actions to ensure full protection thereof under any Applicable Laws of the United States, and such registrations, filings and issuances remain in full force and effect.

                 (f) LCC and LCC AS have delivered or made available to Purchaser correct and complete copies of all the licenses of the Licensed Intellectual Property. With respect to each such license:

                 (i) such license is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license;

                 (ii) except as may result from the failure to obtain any required consent described on Schedule 5.4, such license will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such license, or otherwise give the licensor a right to terminate such license;

                 (iii) except as set forth on Schedule 5.11(b) (A) neither LCC nor LCC AS has received any notice of termination or cancellation under such license, (B) neither LCC nor LCC AS has received any notice of a breach or default under such license, which breach has not been cured, and (C) neither LCC or LCC AS has granted to any other third party any rights, adverse or otherwise, under such license that would constitute a breach of such license; and

                 (iv) except as set forth on Schedule 5.11(b) and except for the Biby Ageement and the NCC Agreement, neither LCC, LCC AS nor any other party to such license is in breach or default in any material respect, and no event has occurred that, with notice or lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration under such license.

                 (g) (i) The Software is free of all viruses, worms, trojan horses and other material known contaminants, and, except for such products that are currently in development and have not yet been released for commercial use, does not contain any bugs, errors, or problems of a material nature that disrupt its operation or have an adverse impact on the operation of other software programs or operating systems. LCC and LCC AS have obtained all approvals necessary for exporting the Software outside the United States and importing the Software into any country in which the Software is now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect.

                 (ii) LCC and LCC AS have the right to use all software development tools, library functions, compilers and other third party software that is material to the LCC Businesses, or that is required to operate or modify the Software.

                 (h) LCC and LCC AS have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of their Know-How and other confidential intellectual property. To the knowledge of LCC or LCC AS, (i) there has been no misappropriation of any Know-How or other material confidential intellectual property of LCC or LCC AS that relate to the LCC Business by any Person, and (ii) no employee, independent contractor or agent of LCC or LCC AS has misappropriated any trade secrets of any other person in the course of such performance as an employee, independent contractor or agent; and (iii) no employee, independent contractor or agent of LCC or LCC AS is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement, including the Assigned Contracts or any contract relating in any way to the protection, ownership, development, use or transfer of Purchased Intellectual Property.

                 5.15 LABOR RELATIONS. Neither LCC nor LCC AS is a party to any collective bargaining or similar agreement with respect to any of the Transferred Employees. There is no strike, labor, dispute, slowdown, stoppage or other material interference with, or impairment by, labor of the LCC Businesses actually pending or, to the knowledge of LCC and LCC AS, threatened, against LCC or LCC AS with respect to the LCC Businesses.

                 5.16 PENSION AND BENEFIT PLANS. (a) Schedule 5.16(a) sets forth a list and brief description of any "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plans" (as defined in
Section 3(1) of ERISA) (all the foregoing being hereinafter collectively referred to as "Benefit Plans") maintained, or contributed to, by LCC or LCC AS for the benefit of Transferred Employees, whether of a legally binding nature or in the nature of informal understandings.

                 (b) Except as set forth on Schedule 5.16(a), all Benefit Plans which are intended to be qualified under Sections 401(a) and 501(a) of the Code, have been determined by the Internal Revenue Service to be qualified (or application for such determination has been made). Except as set forth on
Schedule 5.9, each of LCC and LCC AS is in compliance in all material respects with the provisions of all Applicable Laws, including the Code and ERISA, and the regulations and published interpretations thereunder, with respect to the Benefit Plans. To the knowledge of LCC and LCC AS, no fiduciary or other service provider to a Benefit Plan has or could reasonably be expected to incur a liability under Applicable Law, the Code or ERISA. Neither LCC nor LCC AS, nor any of their Affiliates, maintains any Benefit Plan which is subject to the provisions of Title IV of ERISA, nor has any of LCC, LCC AS or any of their respective Affiliates incurred any liability under Title IV of ERISA or could reasonably be expected to incur such liability.

                 5.17 EMPLOYEES. (a) Neither LCC nor LCC AS (in respect of the LCC Businesses) has any written employment Contract with any Transferred Employee, salaried director, consultant or agent except such employment Contracts as are set forth on Schedule 5.17(a). Schedule 5.17(a) lists the name and place of employment of each Transferred Employee, as well as that of each current salaried director, consultant or agent of the LCC Businesses whose current annual compensation as of June 30, 1999, exceeded $60,000, and, with respect to each Transferred Employee, such Transferred Employee's position with LCC or LCC AS, initial employment date, a brief description of such Transferred Employee's responsibilities and job title and such Transferred Employee's 1998 and current annual salary or hourly wage, bonus or incentive compensation, total taxable compensation for 1998, accrued vacation as of June 30, 1999, and the current pension, deferred or contingent compensation, "golden parachute" and other like benefits paid or payable (in cash or otherwise) to such Person. No changes in the basis for remuneration of the Transferred Employees, salaried directors, consultants or agents have been made, promised or authorized by LCC or LCC AS from and including January 1, 1999, except in the ordinary course of business consistent with past practice or as disclosed on Schedule 5.17(a). Except as disclosed on Schedule 5.17(a), other than general understandings which may exist for employment at will, no real understandings currently exist between any executive officer or other representative of LCC, LCC AS or any LCC Subsidiary authorized to enter into such understandings on behalf of LCC, LCC AS or any LCC Subsidiary and any Transferred Employee, salaried director, consultant or agent regarding changes in compensation, promotion or any other change in status.

                 (b) Except as set forth on Schedule 5.17(b), all employees employed in the LCC Businesses who are officers, management employees or technical or professional employees are under written obligation to LCC or LCC AS to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to LCC or LCC AS all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter. All such agreements are assignable by LCC or LCC AS to Purchaser without the consent of any such employee.

                 5.18 RECEIVABLES. Schedule 5.18 contains an aged list of the receivables which are included in the Purchased Assets as of July 31, 1999. All receivables reflected on Schedule 5.18 arose from, and the receivables existing on the Closing Date will have arisen from, the sale of inventory or services to Persons not affiliated with LCC or LCC AS and in the ordinary course of the LCC Businesses consistent with past practice, and, except to the extent reserved for on the March 31 Statement of Net Assets or in the Closing Statement of Net Assets, constitute or will constitute, as the case may be, only valid, undisputed claims of the LCC Businesses not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of the LCC Businesses consistent with past practice.

                 5.19 CUSTOMERS. Schedule 5.19 lists the 10 most significant customers (by revenue) of each of the LCC Businesses for the 12-month period ended June 30, 1999 and the amount of such revenues from each such customer during such period. Except as disclosed in Schedule 5.19, as of the date hereof, neither LCC nor LCC AS has received any notice or has reason to believe that any significant customer of the LCC Businesses has ceased, or will cease, to use the products, equipment, goods or services of the LCC Businesses or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time except for such reductions which arise out of normal fluctuations in purchasing patterns.

                 5.20 SUPPLIERS. Schedule 5.20 lists the 10 most significant suppliers of raw materials, supplies, merchandise and other goods for each of the LCC Businesses for the 12-month period ended June 30, 1999 and the amount of such raw materials, supplies, merchandise and other goods received from each such supplier related to the LCC Businesses during such period. Except as disclosed on Schedule 5.20, as of the date hereof, neither LCC nor LCC AS has received any notice that any such supplier will not sell raw materials, supplies, merchandise and other goods to the LCC Businesses at any time after the Closing Date on terms and conditions similar to those imposed on current sales to the LCC Businesses, subject only to general and customary price increases.

                 5.21     PRODUCTS AND SERVICES.  Except as described on
Schedule 5.21, there is no material defect in design, materials, manufacture or otherwise in any products designed, manufactured, distributed or sold by the LCC Businesses, or any material defect in repair to, or replacement of, any such products. Schedule 5.21 sets forth a true and complete list of all products designed, manufactured, marketed or sold by the LCC Businesses that have been recalled or withdrawn (whether voluntarily or otherwise) as of the date hereof. The aggregate expense of all product recalls and withdrawals performed by the LCC Businesses has not exceeded $100,000 in any of the four fiscal quarters prior to the date hereof.

                 5.22 YEAR 2000 READINESS. Except as described on Schedule 5.22, LCC and LCC AS have (i) undertaken an assessment of all significant computer hardware, software, networks, systems and equipment embedded within products of the LCC Businesses and/or used in the conduct of the LCC Businesses as currently conducted ("Business Systems") that could be adversely affected by a failure to accurately adapt, accommodate, process or respond to the Year 2000 and thereafter ("Year 2000 Ready"), (ii) developed a plan and time line for rendering all significant Business Systems Year 2000 ready (the "Year 2000 Plan"), and (iii) to date, implemented such plan in accordance with such timetable in all material respects. Assuming Purchaser continues to implement the Year 2000 Plan following the Closing in accordance with such timetable there are no Business Systems which will not be Year 2000 Ready in all material respects, except as described on Schedule 5.22. LCC and LCC AS have also (i) requested all significant suppliers to the LCC Businesses to provide to LCC and LCC AS assessments of the Year 2000 Readiness of all material computer hardware, software, networks, systems and equipment of such suppliers used in providing products or services to the LCC Businesses ("Supplier Systems"), (ii) are receiving assessments from all such suppliers and (iii) based on such assessments to date, have no reason to believe that any material Supplier Systems will not be Year 2000 Ready in all material respects.

                 5.23 ENVIRONMENTAL MATTERS. (a) (i) Hazardous Materials have not been generated, used, treated, handled or stored on, or transported to or from, or released or discharged in connection with the LCC Businesses; (ii) LCC and LCC AS have disposed of any waste generated by the LCC Businesses in compliance with all applicable environmental laws and permits required under environmental laws; and (iii) there are no past, pending or threatened environmental claims against LCC or LCC AS with respect to the LCC Businesses.

                 (b) There are no circumstances with respect to any Purchased Asset or the operation of the LCC Businesses which could reasonably be anticipated (i) to form the basis of an environmental claim against LCC, LCC AS or any Purchased Asset or (ii) to cause such Purchased Asset to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable environmental law.

                 5.24 TANGIBLE PERSONAL PROPERTY. Schedule 1.2(a) lists each item or distinct group of machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles and other tangible personal property (the "Tangible Personal Property") primarily used in the LCC Businesses. Prior to the Closing Date, LCC will deliver to Purchaser a revised list of Tangible Personal Property, specifying the jurisdiction in which each group of Tangible Personal Property is located.

                 5.25 INSURANCE. All material assets, properties and risks of the LCC Businesses, LCC and LCC AS are, and for the past five years have been (except for director's and officer's insurance, errors and omissions insurance and fiduciary liability insurance, with respect to which coverage was first obtained effective September 1, 1996) covered by valid and currently effective insurance policies or binders of insurance (including, without limitation, general liability, property, workers' compensation, automobile liability, excess liability, fiduciary liability, professional errors and omissions, directors and officers liability insurance) issued in favor of LCC or LCC AS, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the LCC Businesses.

                 5.26 TAXES. All returns and reports in respect of Taxes require to be filed with respect to LCC and LCC AS have been timely filed, except as would not have an LCC Material Adverse Effect. All Taxes required to be shown on such returns and reports of LCC and LCC AS or otherwise due have been timely paid. All such returns and reports of LCC and LCC AS are true, correct and complete, except as would not have an LCC Material Adverse Effect. No adjustment relating to such returns of LCC or LCC AS has been proposed formally or informally by any Tax authority and, to the best knowledge of LCC and LCC AS (after reasonable investigation), no basis exists for any such adjustment. There are no pending or, to the best knowledge of LCC and LCC AS (after reasonable investigation), threatened actions or proceedings for the assessment or collection of Taxes against LCC or LCC AS. There are no Tax liens on any of the Purchased Assets.

                 5.27 DEFINITION OF LCC'S KNOWLEDGE. As used in this Agreement, the phrase "to the knowledge of LCC" or words of similar import means the circumstance, event or condition referred to is within the current actual knowledge of Peter A. Deliso, J. Michael Bonin, Terri Feely, Kenneth Hoeschen, C. Thomas Faulders III, Eric Reed, Roald Aarset, Unni Jacobsen or Donald R. Rose, or should have been within the current actual knowledge of one or more of such persons if they had exercised due inquiry.

                 5.28 LIMITED WARRANTIES. Purchaser understands, agrees and acknowledges that except for the representations and warranties expressly set forth in this Agreement, the Ancillary Agreements and the LCC Closing Documents, the Purchased Assets are being purchased and sold on an "AS IS, WHERE IS" basis. ALL IMPLIED WARRANTIES EXISTING UNDER ANY APPLICABLE LAW WITH RESPECT TO THE PURCHASED ASSETS OR TO THE SALE THEREOF ARE HEREBY EXPRESSLY DISCLAIMED AND NEGATED. PARTICULARLY, BUT WITHOUT LIMITING THE FOREGOING, LCC HEREBY NEGATES AND DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. PURCHASER AGREES THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF IMPLIED WARRANTIES CONTAINED IN THIS SECTION ARE "CONSPICUOUS" DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

                 5.29 BROKERS. Except for CIBC Oppenheimer, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of LCC. LCC is solely responsible for payment of the fees and expenses of CIBC Oppenheimer.

                                   ARTICLE 6

                           COVENANTS PENDING CLOSING

                 6.1 CONDUCT OF LCC BUSINESSES. Except as otherwise contemplated by this Agreement, during the period from the date hereof through the Closing Date, LCC and LCC AS will use their reasonable best efforts to conduct the operations of the LCC Businesses in the ordinary and usual course, consistent with current practices, to preserve the LCC Businesses and maintain their existing franchises and licenses, and to preserve the goodwill of the employees, representatives, suppliers and customers of the LCC Businesses or other persons with which they have significant business relationships. LCC and LCC AS shall maintain in full force and effect all of their existing casualty, liability and other insurance covering the LCC Businesses and the Purchased Assets through the day following the Closing Date in amounts not less than those in effect on the date hereof, except for changes in such insurance that are made in the ordinary course of business consistent with past practice.

                 (b)      With respect to [



                                                      ] LCC shall, promptly
         after execution hereof, pay all past due amounts outstanding thereunder, obtain delivery of all items remaining to be delivered thereunder and take all reasonable measures to preserve for the benefit of Purchaser the work product developed under such agreements.

                 6.2 FORBEARANCES BY LCC AND LCC AS. Except as contemplated by this Agreement, or consented to by Purchaser in writing, during the period from the date hereof through the Closing Date, neither LCC nor LCC AS shall:

                 (a) mortgage, pledge or otherwise place or allow to be placed a Lien on any of the Purchased Assets other than Liens on after acquired property under the Chase Credit Facility or any refinancing thereof (it being understood that LCC shall cause all such Liens to be released at or prior to the Closing);

                 (b) sell, lease, transfer or otherwise dispose of any of the Purchased Assets except (i) in the ordinary course of business consistent with past practice and (ii) the transfer to LCC or LCC AS of equipment being leased by the LCC Businesses to LCC or LCC AS or any of their Affiliates and the termination of corresponding leases therefor;

                 (c) waive or release any rights of the LCC Businesses of material value, or cancel, compromise, release or assign any indebtedness owed to the LCC Businesses or any claims held by the LCC Businesses, except in the ordinary and usual course of business;

                 (d) purchase any property or assets on behalf of the LCC Businesses, except in the ordinary course of business;

                 (e) fail to pay accounts payable or other obligations of the LCC Businesses consistent with past practice, except those being contested in good faith;

                 (f) fail to replenish inventory of the LCC Businesses in the ordinary course of business, consistent with past practices;

                 (g) fail to perform in all respects its obligations under all material Contracts relating to the LCC Businesses or affecting the Purchased Assets, or fail to comply in all respects with all material Applicable Laws pertaining to the Purchased Assets or the LCC Businesses, except where the failure so to perform or so to comply would not, individually or in the aggregate, have an LCC Material Adverse Effect;

                 (h) enter into or terminate any material Contract with respect to the LCC Businesses, or make any change in any of its material Contracts with respect to the LCC Businesses, other than accepting purchase orders from customers and issuing supply orders to suppliers in the ordinary course of business and except where any such action would not, individually or in the aggregate, have an LCC Material Adverse Effect;

                 (i) increase the compensation or fringe benefits of any Transferred Employee (other than compensation increases in accordance with the customary compensation practices of the LCC Businesses and related changes in fringe benefits) or pay or agree to pay any pension or retirement benefit to any such officer or employee not required by any existing employment agreement or employee benefit plan;

                 (j) enter into any contract that may reasonably be expected to have an LCC Material Adverse Effect;

                 (k) borrow or agree to borrow any funds on behalf of the LCC Businesses, other than trade payables in the ordinary course, or directly or indirectly guarantee or agree to guarantee the obligations of any other natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity ("Person") on behalf of the LCC Businesses other than under the Chase Credit Facility or any refinancing thereof (it being understood that LCC shall cause all such Liens to be released at or prior to the Closing);

                 (l) make any loan or advance to any Person on behalf of the LCC Businesses except for advances to any employee in respect of travel expenses in the ordinary course of business;

                 (m) take any action that may reasonably be expected to violate any Applicable Law;

                 (n) commit any act or omit to do any act, or engage in any activity or transaction or incur any obligation (by conduct or otherwise), that (individually or in the aggregate) reasonably could be expected to have an LCC Material Adverse Effect;

                 (o) fail to continue its advertising and promotional activities, and pricing and purchasing policies related to the LCC Businesses in accordance with past practices;

                 (p) shorten or lengthen the customary payment cycles for any of the payables or receivables of the LCC Businesses without due prior consultation with Purchaser;

                 (q) not use its reasonable best efforts to preserve intact the Purchased Assets and the organization of the LCC Businesses;

                 (r) fail to use commercially reasonable efforts to keep available to Purchaser the services of the Transferred Employees;

                 (s) take any or fail to take any action that reasonably could be expected to cause any of the representations, warranties or covenants contained therein to be untrue or incorrect or incapable of being performed or satisfied on the Closing Date, or

                 (t)      take any of the actions described in Section 5.7.

                 6.3 ACCESS TO INFORMATION. (a) From the date hereof until the Closing, upon reasonable notice, LCC and LCC AS shall and shall cause each of LCC's and LCC AS's officers, employees, agents, accountants and counsel to: (i) afford the officers, employees and authorized agents, accountants, counsel and representatives of Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the LCC Businesses and to those officers, employees, agents, accountants and counsel of LCC and LCC AS who have any knowledge relating to the LCC Businesses and (ii) furnish to the officers, employees and authorized agents, accountants, counsel and representatives of Purchaser such additional financial and operating data and other information regarding the LCC Businesses as Purchaser may from time to time reasonably request.

                 (b) In order to facilitate the resolution of any claims made against or incurred by LCC or LCC AS prior to or following the Closing, for a period of seven years after the Closing, Purchaser shall (i) retain the books and records of LCC and LCC AS which are transferred to Purchaser pursuant to this Agreement relating to periods prior to or following the Closing in a manner reasonably consistent with the prior practices of LCC and LCC AS and
(ii) upon reasonable notice, afford the officers, employees, authorized agents, accountants, counsel and representatives of LCC and LCC AS reasonable access (including the right to make photocopies at LCC's and LCC AS's expense), during normal business hours, to such books and records.

                 (c) In order to facilitate the resolution of any claims made by or against or incurred by Purchaser after the Closing, for a period of seven years following the Closing, LCC and LCC AS shall (i) retain all books and records of LCC and LCC AS which are not transferred to Purchaser pursuant to this Agreement and which relate to the LCC Businesses for periods prior to the Closing and which shall not otherwise have been delivered to Purchaser and (ii) upon reasonable notice, afford the officers, employees, authorized agents, accountants, counsel and representatives of Purchaser, reasonable access (including the right to make photocopies at Purchaser's expense), during normal business hours, to such books and records.


                                   ARTICLE 7

                      ADDITIONAL COVENANTS AND AGREEMENTS

                 7.1 FILINGS WITH GOVERNMENTAL AUTHORITIES. As promptly as possible after the execution and delivery of this Agreement, Purchaser and LCC shall file Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division of the DOJ and LCC and Purchaser shall pay an equal portion of the HSR filing fee. As promptly as possible after the execution and delivery of this Agreement, Purchaser shall file the necessary forms and a copy of this Agreement with the Ministry of Trade and Industry of Norway. All filing fees for filing such Notification and Report Forms and Norwegian filing shall be paid equally by Purchaser and Seller. As promptly as possible after the execution and delivery of this Agreement, Purchaser and LCC shall determine whether a filing needs to be made in respect of Brazil and, should such a filing prove to be necessary, Purchaser and LCC shall cooperate in promptly making such filing. Any expense incurred in connection with such filing shall be borne equally by LCC and Purchaser. Each party shall cooperate with the other party with respect to such filings and the filing of any additional information required or requested in connection with any such filings.


                 7.2 COOPERATION. Each party shall (a) cooperate with the other parties and take all actions reasonably required to obtain on a timely basis any consents, waivers and approvals required to consummate the transactions contemplated by this Agreement, and (b) use all reasonable efforts to satisfy promptly the conditions to the Closing specified in this Agreement. Each party shall furnish to the other parties and to the other parties' counsel all such information as may be reasonably required in order to effectuate the foregoing actions. Notwithstanding the foregoing, Purchaser acknowledges that the approval of the transactions contemplated by this Agreement by the lenders under the Chase Credit Facility is within the discretion of such lenders and not within the control of LCC; provided that LCC shall use reasonable best efforts to obtain such consent.

                 7.3 TRANSFERRED EMPLOYEES. (a) As used in this Agreement, "Transferred Employees" means the employees of the LCC Businesses set forth on Schedule 5.17(a), if employed by LCC or LCC AS on the Closing Date.

                 (b) Purchaser shall offer employment to all the Transferred Employees effective as of the day following the Closing Date at the same salary or hourly wage set forth in Schedule 5.17(a), subject to Purchaser's right to terminate any such Transferred Employee, in accordance with Applicable Laws, at any time with or without cause, for any reason or no reason at all. Except as otherwise required by Applicable Law or provided in this Article 7, Purchaser shall employ the Transferred Employees who accept such employment offer (the "Accepting Employees") in accordance with, and subject to, Purchaser's usual terms, conditions and policies of employment, including all of Purchaser's policies regarding modification of the terms and conditions of employment. Purchaser shall also assume all liabilities for unpaid accrued vacation pay under LCC's and LCC AS's vacation policies, accrued salaries and commissions and accrued retirement obligations with respect to each Accepting Employee, all to the extent reserved on the Closing Statement of Net Assets. Notwithstanding anything in this Section 7.3(b) to the contrary, if, in the sole discretion of Purchaser, any filings with and approvals of the U.S. Immigration and Naturalization Service (the "INS") are required or recommended by Purchaser's counsel as being required to maintain the employee's non-immigrant status or to avoid compromising a petition or application for permanent residence with respect to the transfer of employment of any Transferred Employee to Purchaser, (i) LCC shall retain on its payroll following the Closing any such Transferred Employees pursuant to the terms of the Employee Transition Services Agreement attached hereto as Exhibit K (the "Employee Transition Services Agreement") until any such required or recommended approvals from the INS have been received to the satisfaction of Purchaser and (ii) LCC and Purchaser shall cooperate in the completion of all such INS filings and approvals. On or prior to the date hereof, LCC has furnished to Purchaser copies of all original I-9 files and immigration files for all Transferred Employees. Promptly following the Closing, LCC and LCC AS shall transfer to Purchaser all personnel files (which shall include, but not be limited to, resumes, applications, offer letters, hiring data, compensation records, including salary and rate of pay history, performance evaluations, disciplinary records, attendance and leave of absence records, documents evidencing superior accomplishments or recognition, medical records, including OSHA, workers' compensation and FMLA documents, work history records, including transfer, reassignments, promotions, and all separately maintained supervisor's files) pertaining to the Accepting Employees.

                 (c) Each of LCC and Purchaser shall provide any notifications to its respective employees (including, in the case of Purchaser, the Accepting Employees) required under the Workers Adjustment and Retraining Notification Act (the "WARN Act") and shall bear any liabilities arising under the WARN Act with respect to such employees.

                 (d) As soon as practicable following the Closing Date, the Accepting Employees shall be eligible to participate in Purchaser's retirement plans ("Retirement Plans") on the same terms and conditions as similarly situated employees of Purchaser are eligible to participate therein, subject to the terms and conditions of such plans. Purchaser shall cause the Retirement Plans to recognize prior service of the Accepting Employees under corresponding LCC retirement plans on and prior to the Closing Date as service with Purchaser and its Affiliates (as defined below) for purposes of eligibility (including eligibility for early retirement benefits) and vesting (but not benefit accrual) thereunder. The benefit coverage which will be provided under the Retirement Plans shall commence on the day immediately following the Closing Date. For purposes of this Agreement, an "Affiliate" of a Person shall mean a Person that, directly or indirectly through one or more intermediaries, is controlled by, controls or is under common control with the first Person. "Control" (including the term "controlled by") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by Contract, as trustee or executor, or otherwise.

                 (e) With respect to each Accepting Employee, Purchaser hereby agrees to give LCC notice of the termination of such Accepting Employee's employment with Purchaser or any of its Affiliates within 30 days of the date thereof, and provide LCC with such information with respect thereto as LCC shall reasonably request to enable it to determine if such event would give rise to a right of distribution to such Accepting Employee under LCC's 401 (k) plan.

                 7.4 WELFARE BENEFIT PLANS. As of the Closing Date or as soon thereafter as practicable, each Accepting Employee shall cease to participate in LCC's and LCC AS's employee welfare benefit plans. LCC's and LCC AS's employee welfare benefit plans shall be liable for the payment of the benefit claims incurred by any such Accepting Employee and/or any such employee's eligible dependents on or prior to the Closing Date in accordance with the terms of the applicable plan. Purchaser's employee welfare benefit plans shall cover the Accepting Employees who participated in LCC's and LCC AS's employee welfare benefit plans. The group health plan made available by Purchaser to provide medical coverage for Accepting Employees and their dependents pursuant to this Section 7.4 shall waive any applicable waiting periods for coverage of Accepting Employees and their dependents and shall not contain any exclusion or limitation with respect to any pre-existing condition of an Accepting Employee or any dependents of an Accepting Employee. Purchaser will provide under its comprehensive medical and dental plans for integration of current year co-payments, co-insurance and payments made under a deductible in LCC's and LCC AS's corresponding plans.

                 7.5 HEALTH CARE ADMINISTRATION. LCC and LCC AS shall retain its liability to those former employees of the LCC Businesses whose employment was terminated on or prior to the Closing Date and who are eligible to receive COBRA benefits under Section 4980B of the Code.

                 7.6 LITIGATION ASSISTANCE. In order to assist the other party in its resolution of all actions, claims, demands, suits, proceedings, arbitrations, grievances, citations, summons, subpoenas, inquiries, or investigations of any nature, whether made or initiated before or after the Closing Date, with respect to any fact, circumstance, situation, condition, occurrence or event in connection with the LCC Businesses (the "Claims"), each party shall cooperate and provide such reasonable assistance as is necessary to resolve the Claims related to the LCC Businesses on an efficient and economic basis. Such cooperation shall include, but not be limited to, making their respective employees reasonably available in order to investigate, defend and resolve the Claims, dealing with the Persons making such Claims and working with the applicable insurance carrier.

                 7.7      LIABILITY FOR TRANSFER TAXES AND RELATED MATTERS.
LCC or LCC AS, as the case may be, and Purchaser shall each be liable for fifty percent (50%) of any sales (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, firearm, ammunition, license and other similar Taxes and fees ("Transfer Taxes"), arising out of or in connection with or attributable to the transfer of any of the Purchased Assets. LCC or LCC AS, as the case may be, after the review and consent by Purchaser, shall prepare and timely file all Returns required to be filed in respect of such Transfer Taxes, provided that Purchaser shall be permitted to prepare any such Returns that are the primary responsibility of Purchaser or any of its affiliates under Applicable Law. Each party's preparation of any such Returns shall be subject to the other party's approval, which approval shall not be withheld unreasonably.

                 7.8 TRANSITIONAL MATTERS. The parties acknowledge that a transition period from the Closing Date until the date 12 months immediately following the Closing Date (the "Transition Period") is required in order to relocate the Accepting Employees to Purchaser's facilities and to transition the management, accounting and information systems of the LCC Businesses to Purchaser. LCC hereby grants to Purchaser the right to sublease space at the McLean Facility, as provided in the sublease attached as Exhibit F (the "McLean Facility Sublease"), subject to and in accordance with all the terms, covenants and conditions of the lease applicable to the McLean Facility. In connection with the McLean Facility Sublease, Purchaser will have the right to (A) occupy and use the space, telephones, facsimile machines and computers at the McLean Facility currently occupied or used by the Accepting Employees for their intended and usual purpose in connection with the operation of the LCC Businesses and (B) store the tangible personal property included in the Purchased Assets at the current location of such Purchased Assets in the McLean Facility. LCC hereby also grants to Purchaser access to, and use of, LCC's computer network and programs for accounting applications from the Closing Date until the earlier of (i) Purchaser's installation of an autonomous computer network for accounting purposes and (ii) the last day of the Transition Period. On the Closing Date the parties shall enter in to a transition services agreement which shall provide for the equitable sharing of expenses associated with the operation of the McLean Facility during the Transition Period and shall provide for the parties to provide such other transition services to each other as they shall in good faith agree. LCC AS and Purchaser shall enter into a sublease in the form attached hereto as Exhibit G (the "Oslo Facility Sublease"). LCC shall cause LCC's Affiliate located in Singapore to provide to Kurt Ball sufficient office space and support services in such Affiliate's existing offices (but only as long as LCC's Affiliate is entitled to occupy such space under its existing lease term, it being understood that Mr. Ball is entitled to vacate the premises of LCC's Affiliate at any time without prior notice) for Mr. Ball to continue marketing and technical support to the LCC Businesses in the Asia region at the level such marketing and technical support is currently being provided. Purchaser shall reimburse LCC or such Affiliate within thirty (30) days of invoicing for the cost of such space and support services on a prorata basis based upon the proportion of the total space which Ball's office comprises and 100% of all out-of-pocket charges such as long distance telephone charges.

                 7.9 CONFIDENTIALITY. (a) Each of LCC and LCC AS agrees to, and shall cause their agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, copyrights, patent or trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and any other confidential information with respect to the LCC Businesses, (ii) in the event that LCC, LCC AS or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide Purchaser with prompt written notice of such requirement so that Purchaser may seek a protective order or other remedy or waive compliance with this Section, (iii) in the event that such protective order or other remedy is not obtained, or Purchaser waives compliance with this Section, furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information, and (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of LCC, LCC AS or any of their agents, representatives, Affiliates, employees, officers and directors and destroy any and all additional copies then in the possession of LCC, LCC AS or any of their agents, representatives, Affiliates, employees, officers and directors of such information and of any analysis, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by LCC, LCC AS, their agents, representatives, Affiliates, employees, officers or directors; provided further that specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain.

                 (b) Each of LCC and LCC AS agrees and acknowledges that remedies under Applicable Law for any breach of its obligations under this Section are inadequate and that in addition thereto Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach, without the necessity of demonstrating the inadequacy of money damages.

                 (c) Purchaser agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person) all information relating to trade secrets, processes, patent or trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and any other confidential information with respect to the businesses of LCC other than the LCC Businesses, (ii) in the event that Purchaser or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide LCC with prompt written notice of such requirement so that LCC may seek a protective order or other remedy or waive compliance with this Section, (iii) in the event that such protective order or other remedy is not obtained, or LCC waives compliance with this Section, furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information, and (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to LCC any and all copies (in whatever form or medium) of all such confidential information then in the possession of Purchaser or any of its agents, representatives, Affiliates, employees, officers and directors and destroy any and all additional copies then in the possession of Purchaser or any of its agents, representatives, Affiliates, employees, officers and directors of such information and of any analysis, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by Purchaser, its agents, representatives, Affiliates, employees, officers or directors; provided further that specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain.

                 (d) Purchaser agrees and acknowledges that remedies under Applicable Law for any breach of its obligations under this Section are inadequate and that in addition thereto LCC shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach, without the necessity of demonstrating the inadequacy of money damages.

                 (e) Upon consummation of the Closing, the Confidentiality Agreement dated March 4, 1999, as amended March 29, 1999, shall terminate without any further action on the part of Purchaser or LCC.

                 7.10 NOTICES AND CONSENTS. (a) Each of LCC and LCC AS shall give promptly such notices to third parties and use its reasonable best efforts to obtain all such third party consents that are necessary or desirable in connection with the transfer of the Contracts. Purchaser shall cooperate and use its reasonable best efforts to assist LCC and LCC AS in giving such notices and obtaining such consents; provided, however, that Purchaser shall have no obligation to give any guarantee (other than assumption of the obligations thereunder) or other consideration of any nature in connection with any such notice or consent or to consent to any change in the terms of any Contract which Purchaser, in its reasonable discretion, may deem adverse to the interests of Purchaser or the LCC Businesses.

                 (b) LCC, LCC AS and Purchaser agree that, in the event any consent, approval or authorization necessary or desirable to preserve for the LCC Businesses or Purchaser any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which LCC or LCC AS is a party is not obtained prior to the Closing, LCC or LCC AS, as the case may be, will, subsequent to the Closing, cooperate with Purchaser in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, LCC or LCC AS, as the case may be, will use its reasonable best efforts to provide Purchaser with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement, and, if LCC and LCC AS provide such rights and benefits, Purchaser shall assume the obligations and burdens thereunder.

                 (c) LCC, LCC AS and Purchaser agree to cooperate with each other (i) in providing to Purchaser, on commercially reasonable terms and for purposes of conducting the LCC Businesses, the benefit of any asset or right that is currently used in the LCC Businesses and that is not effectively transferred to Purchaser under this Agreement or the Ancillary Agreements and
(ii) in providing to LCC or LCC AS, as the case may be, on commercially reasonable terms and for purposes of conducting the businesses of LCC or LCC AS, as the case may be, as of the date hereof other than the LCC Businesses, the benefit of any asset or right that is currently used in such businesses and that is transferred to Purchaser under this Agreement or the Ancillary Agreements.

                 (d) LCC, LCC AS and Purchaser shall cooperate in preparing a comprehensive list prior to the Closing of all Permits that are non-transferable or which will require the consent of any Governmental Authority in order to be transferred to Purchaser in the event of the consummation of the transactions contemplated by this Agreement.

                 (e) LCC and Purchaser shall cooperate in obtaining an amendment to and/or waiver of the non-competition provisions set forth in the
[                                                                            ]
or other solution acceptable to Ericsson. If such amendment and/or waiver is not obtained, such Agreement shall not be assigned to Purchaser but shall be retained by LCC.

                 7.11 NOTICE OF DEVELOPMENTS. (a) Prior to the Closing, each of LCC and LCC AS shall promptly notify Purchaser in writing of (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could reasonably be expected to result in any material breach of a representation or warranty or covenant of LCC or LCC AS in this Agreement or which could reasonably be expected to have the effect of making any representation or warranty of LCC or LCC AS in this Agreement untrue or incorrect in any material respect and (ii) all other material adverse developments affecting the Purchased Assets, Assumed Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of LCC or LCC AS or the LCC Businesses.

                 (b) Prior to the Closing, Purchaser shall promptly notify LCC and LCC AS in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could reasonably be expected to result in any material breach of a representation or warranty or covenant of Purchaser in this Agreement or which could reasonably be expected to have the effect of making any representation or warranty of Purchaser in this Agreement untrue or incorrect in any material respect.

                 7.12 NON-COMPETITION. (a) In partial consideration of the payment of the Purchase Price, as set forth in Section 1.5, LCC, LCC AS and Purchaser agree that for a period of five (5) years after the Closing with respect to the matters set forth in clause (i) of this Section 7.12(a), and for a period of three (3) years with respect to the matters set forth in clause
(ii) of this Section 7.12(a) (the "Restricted Period"), (i) LCC, LCC AS and their subsidiaries shall not engage, directly or indirectly (including by any independent contractor engaged by or on behalf of LCC, LCC AS or any of their subsidiaries), in any Competitive Activities anywhere in the world or, without the prior written consent of Purchaser, directly or indirectly, own more than the Permitted Percentage of the outstanding equity securities in, or manage, operate or control any Competitive Entity, and (ii) any Person who, as of the date hereof, directly or indirectly owns 50% or more of the voting power of LCC or LCC AS (a "Controlling Person"), shall not engage, directly or indirectly (including by any independent contractor engaged by or on behalf of such Person), in any Competitive Activities anywhere in the world or, without the prior written consent of Purchaser, directly or indirectly, own more than the Permitted Percentage of the outstanding equity securities in, or manage, operate or control any Competitive Entity that has a Competitive Activity constituting a Principal Line of Business on the date such Person makes the initial investment in such Competitive Entity or commences activities with respect thereto (the "Commencement Date"). If, subsequent to the Commencement Date, such Competitive Entity engages in a Competitive Activity that constitutes a Principal Line of Business, a Controlling Person may only retain a passive investment interest therein and may not manage, operate or control such Competitive Entity.

                 "Competitive Activities" means designing, developing, manufacturing, marketing and selling network propagation modeling tools, network monitoring tools, field testing and measurement products and related software, all for the wireless communications industry and all as conducted or provided by LCC and its Affiliates as of the Closing Date, each to the extent such tools, products and software may be deemed competitive with the products and services of the Hardware Business or the Software Business as of the Closing Date (except where the design or development of such tools is for LCC's internal needs and solely for the purpose of supporting LCC's engineering, benchmarking, drive testing, systems deployment or program management services); provided, however, that following the first anniversary of the Closing Date, "Competitive Activities" shall not include the sale of network propagation modeling tools, network monitoring tools, field testing and measurement products and related software designed, developed and manufactured by third parties, in quantities and in a manner incidental to the provision of network engineering services by LCC and its subsidiaries, if LCC has previously requested that Purchaser provide such products to LCC's engineering services customers at or above Purchaser's list price therefor and on other commercially reasonable terms and Purchaser has refused or is unable to provide such products within a commercially reasonable time period.

                 "Competitive Entity" means any Person that is engaged in Competitive Activities.

                 "Permitted Percentage" means 5% during the Restricted Period.

                 "Principal Line of Business" means with respect to a Person a line of business representing more than 20% of such Person's revenues or earnings for the prior fiscal year.

                 (b) As a separate and independent covenant, each of LCC and LCC AS agrees with Purchaser that for a period of five (5) years after the Closing, neither LCC nor LCC AS shall in any way, directly or indirectly, interfere with any Transferred Employees, or induce or attempt to induce any of them to leave the employ of Purchaser or any of its subsidiaries or violate the terms of their contracts, or any employment arrangements, with Purchaser or any of its subsidiaries, and shall not in any event hire or agree to hire any of them prior to the one year anniversary of the last day such person leaves the employ of Purchaser or any of its subsidiaries.

                 (c) The Restricted Period shall be extended by the length of any period during which LCC or LCC AS (whether through its own activities or the activities of a subsidiary or Controlling Person) is in breach of the terms of Section 7.12(a).

                 (d) Each of LCC and LCC AS acknowledges that the covenants of LCC and LCC AS set forth in this Section 7.12 are an essential element of this Agreement and that, but for the agreement of LCC and LCC AS to comply with these covenants, Purchaser would not have entered into this Agreement. Each of LCC and LCC AS acknowledges that this Section 7.12 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by Purchaser. Each of LCC and LCC AS has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 7.12 are reasonable and proper.

                 7.13 EXCLUDED LIABILITIES. LCC and LCC AS shall pay and discharge the Excluded Liabilities consistent with past practice, except those being contested in good faith.

                 7.14 LICENSE OF LCC TRADEMARK. LCC hereby grants to Purchaser a non-exclusive, non-assignable, royalty-free license to use, for a period of six months after the Closing Date, the LCC(R) trademark (the "LCC Trademark") on purchase orders, product labels, packaging and other materials on which the LCC Trademark appears as of the Closing Date ("LCC Packaging") in connection with the continued conduct of the LCC Businesses, and Purchaser shall thereafter cease to use the same except as permitted by this Section
7.14. Notwithstanding the provisions of the immediately preceding sentence, Purchaser may for a period of one year from the Closing Date use the LCC Trademark in the form and style in which the same are used on the LCC Packaging as of the Closing Date (whether alone or in combination with other trademarks) on stock of labels and packaging produced by the LCC Businesses at any time prior to the expiration of the aforesaid six-month period, provided that any such products are manufactured, in all material respects, at the quality standards used in the LCC Businesses prior to the Closing. Any such LCC Businesses materials bearing the LCC Trademark not used within the aforesaid six-month or one-year periods, as applicable, after the Closing Date may not thereafter be used by Purchaser and will be destroyed at Purchaser's sole expense unless otherwise agreed to by LCC in writing.

                 7.15 LCC AS OBLIGATIONS. LCC agrees to cause LCC AS to perform its obligations under this Agreement, the Ancillary Agreements and the LCC Closing Documents and hereby guarantees the due and punctual performance thereof.

                 7.16 LICENSE OF DATABASES; FILE FORMATS. (a) Purchaser hereby grants to LCC, effective as of the Closing, [
                       ] license or sublicense to use the [

                                      ] as the same shall exist as of the
Closing for internal uses only, and only to the extent Purchaser has the right to grant such license or sublicense without any cost or expense to Purchaser. LCC understands and agrees that Purchaser makes no representation or warranty to LCC with respect to such databases or the information contained therein and has no obligation to LCC with respect to such databases (including, without limitation, any obligation to provide support or other services) except to grant the license or sublicense required by this Section 7.16.

                 (b) Purchaser acknowledges LCC's actual knowledge of the current file formats used or produced by Collect and OptimEyes and which are generated by Benchmarker. Purchaser agrees to grant LCC continued use of such file formats in connection with Benchmarker solely for LCC's internal use. If Purchaser changes the means of access to the data generated by the data files, Purchaser shall continue to provide to LCC access to such data through means selected by Purchaser for LCC's internal use only.

                 7.17 FURTHER ACTION. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement, including, without limitation, delivering, or causing to be delivered, the certificates, opinions and other documents to be delivered to the other party as a condition to such other party's obligations under Articles 9 and 10 of this Agreement.





                                   ARTICLE 8

    MUTUAL CONDITIONS PRECEDENT TO OBLIGATIONS OF LCC AND PURCHASER TO CLOSE

                 Unless waived by both Purchaser and LCC, the obligations of the parties hereto to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

                 8.1 HSR ACT AND NORWAY ACQUISITION ACT. All filings required under the HSR Act, if any, and the Norway Acquisition Act shall have been made, and all waiting periods, including any extensions thereof, applicable to the transactions contemplated by this Agreement under the HSR Act and the Norway Acquisition Act shall have expired or otherwise terminated.

                 8.2 ABSENCE OF LITIGATION OR INJUNCTION. No action, claim, suit, arbitration, inquiry, proceeding or investigation shall have been commenced by or before any Governmental Authority against either LCC, LCC AS or the Purchaser, seeking to restrain, enjoin, prohibit or materially and adversely alter the transactions contemplated by this Agreement which action, claim, suit, arbitration, inquiry, proceeding or investigation, in the reasonable good faith determination of the parties, would be likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 8.2 may not be asserted by a party to prevent such Closing from occurring, if such party has directly or indirectly solicited or encouraged such action, claim, suit, arbitration, inquiry, proceeding or investigation.

                                   ARTICLE 9

              CONDITIONS TO LCC'S AND LCC AS'S OBLIGATION TO CLOSE

                 The obligation of LCC and LCC AS to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following additional conditions, unless otherwise waived by LCC and LCC AS:

                 9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects (in the case of any representations and warranties not containing any materiality or similar qualifications) or in all respects (in the case of any representations or warranties containing any materiality or similar qualification) as of the date made and on and as of the Closing Date.

                 9.2 PERFORMANCE. Purchaser shall have performed or complied with all of the covenants, acts and obligations to be performed or complied with by Purchaser hereunder at or prior to the Closing.

                 9.3 PURCHASER'S CLOSING DOCUMENTS. Purchaser shall have delivered all Assigned Contracts and other documents described in Section 11.1 (the "Purchaser Closing Documents").

                 9.4 CONSENTS. LCC shall have obtained the waiver of the lenders under the Chase Credit Facility with respect to any defaults resulting from the consummation of the transactions contemplated by this Agreement; provided, however, that LCC shall be entitled to rely on the absence of fulfillment of the condition set forth in this Section 9.4 to not consummate the transactions contemplated by this Agreement only if it shall have complied fully with its obligations as set forth in Section 7.2.


                                   ARTICLE 10

                 CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE

                 The obligation of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following additional conditions, unless otherwise waived by Purchaser:

                 10.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of LCC and LCC AS contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects (in the case of any representations and warranties not containing any materiality, material adverse effect or similar qualifications) or in all respects (in the case of representations and warranties containing any materiality, material adverse effect or similar qualification) as of the date made and on and as of the Closing Date.

                 10.2 PERFORMANCE. Each of LCC and LCC AS shall have performed or complied with covenants, acts and obligations to be performed or complied with by it hereunder at or prior to the Closing.

                 10.3 LCC'S CLOSING DOCUMENTS. LCC and LCC AS shall have completed assignment or otherwise transferred title to all Licensed Intellectual Property and Assigned Contracts and other documents described in
Section 11.2 (the "LCC Closing Documents").

                 10.4 CONSENTS. LCC and LCC AS shall have obtained all consents and assignments required under all vendor, customer and other Contracts, as well as all governmental approvals and permits that are commercially or technically necessary to operate the LCC Businesses and that are set forth on Schedule 10.4.

                 10.5 NO MATERIAL ADVERSE EFFECT. There shall have been no LCC Material Adverse Effect with respect to either the Hardware Business or the Software Business.

                 10.6 RESOLUTIONS OF LCC. Purchaser shall have received true and complete copies certified by the Secretary or an Assistant Secretary of each of LCC and LCC AS, of the resolutions duly and validly adopted by the Board of Directors of LCC and LCC AS evidencing authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

                 10.7 INCUMBENCY CERTIFICATE. Purchaser shall have received certificates of the Secretary or an Assistant Secretary of each of LCC and LCC AS certifying the names and signatures of the officers of LCC and LCC AS authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder.

                 10.8 RELEASE OF LIENS. Purchaser shall have received evidence from LCC that all Liens placed on any of the Purchased Assets (including such Liens that shall have incurred in connection with the Chase Credit Facility and such subsisting Liens previously granted to Nomura Holding America, Inc.) have been released.

                 10.9     [                                    .] Purchaser
shall have received evidence from LCC that the obligations and delivery of all items remaining to be delivered set forth in Section 6.1(b) have been satisfied.


                                   ARTICLE 11

                         ACTION TO BE TAKEN AT CLOSING

                 11.1 ACTION TO BE TAKEN BY PURCHASER. At the Closing, Purchaser shall deliver or cause to be delivered to LCC the following:

                 (a) the Purchase Price, by wire transfer to LCC's bank account, which bank account shall have been specified in writing by LCC to Purchaser not later than four days prior to the Closing;

                 (b)      a receipt acknowledging receipt of the Assumed
         Assets;

                 (c) an executed document of assumption, assuming the Assumed Liabilities in the form attached hereto as Exhibit A (the "Assumption Agreement"), executed by Purchaser or one or more Purchaser Assignees;

                 (d) a Product Supply Agreement in the form attached hereto as Exhibit B (the "Product Supply Agreement"), executed by Purchaser or a Purchaser Assignee;

                 (e) the Software License Agreement in the form attached hereto as Exhibit C (the "Software License Agreement"), executed by Purchaser or a Purchaser Assignee;

                 (f) a certificate executed by an authorized executive officer of Purchaser, dated the Closing Date, certifying that (i) the representations and warranties of Purchaser, contained herein or in any document delivered pursuant hereto are true and correct in all material respects (in the case of any representations and warranties not containing any materiality qualifications) or in all respects (in the case of any representations or warranties containing any materiality qualifications) as of the date made and on and as of the Closing Date and (ii) Purchaser has duly performed or complied with all of the covenants, acts and obligations to be performed or complied with by Purchaser hereunder at or prior to the Closing;

                 (g) opinions of United States and Swedish counsel to Purchaser, dated the Closing Date and addressed to LCC, in form and substance reasonably satisfactory to LCC;

                 (h) executed assignments, dated the Closing Date, in appropriate form for filing with applicable Governmental Authorities, of the LCC Patents, Copyrights and Trademarks (the "Assignments of Patents, Copyrights and Trademarks"), in the forms attached hereto as Exhibits D-1, D-2 and D-3;

                 (i) an executed Bill of Sale and Assignment (the "Bill of Sale and Assignment"), dated the Closing Date, transferring all the Purchased Assets to Purchaser and assigning to Purchaser all right, title and interest of LCC and LCC AS, therein and thereto and conveying all Purchased Assets not otherwise transferred or conveyed by the document delivered pursuant to clauses (h) hereof, in the form attached hereto as Exhibit E;

                 (j) the McLean Facility Sublease, executed by Purchaser or a Purchaser Assignee;

                 (k) the Oslo Facility Sublease, executed by Purchaser or a Purchaser Assignee;

                 (l) an Employee Transition Service Agreement, if required pursuant to Section 7.3 (b), executed by Purchaser or a Purchaser Assignee in the form attached as Exhibit H (the "Employee Transition Service Agreement"); and

                 (m)      a Support Agreement in the form attached hereto as
Exhibit I (the "Support Agreement"), executed by Purchaser or a Purchaser Assignee.

                 11.2     ACTION TO BE TAKEN BY LCC AND LCC AS.   At the
Closing, LCC or  LCC AS shall deliver to Purchaser the following:

                 (a)      a receipt acknowledging receipt of the Purchase
         Price;

                                  (b)      the Assignments of Patents,
                 Copyrights and Trademarks, executed by LCC;

                                  (c)      the Bill of Sale and Assignment,
                 executed by LCC and LCC AS;

                 (d)      the Product Supply Agreement, executed by LCC;

                 (e)      the Software License Agreement, executed by LCC;

                 (f) certificates executed by an authorized executive officer of each of LCC and LCC AS, dated the Closing Date, certifying that (i) the representations and warranties of LCC and LCC AS, as the case may be, contained herein or in any document delivered pursuant hereto are true and correct in all material respects (in the case of any representations and warranties not containing any materiality qualifications) or in all respects (in the case of any representations or warranties containing any materiality qualification) as of the date made and on and as of the Closing Date and (ii) LCC or LCC AS, as the case may be, has performed or complied with all the covenants, acts and obligations to be performed and complied with by it hereunder at or prior to the Closing;

                 (g) opinions of Hogan & Hartson L.L.P., U.S. counsel to LCC, and Wikborg, Rein & Co., Norwegian counsel to LCC AS, dated the Closing Date and addressed to Purchaser, in form and substance reasonably satisfactory to Purchaser;

                 (h)      the McLean Facility Sublease, executed by LCC;

                 (i)      the Oslo Facility Sublease, executed by LCC AS;

                 (j) the Employee Transition Services Agreement, if required pursuant to Section 7.3(b), executed by LCC; and

                 (k)      the Support Agreement, executed by LCC.

                 11.3 FURTHER ASSURANCES. At any time on or after the Closing, the parties hereto shall each perform such acts, execute and deliver such instruments, assignments, endorsements and other documents and do all such other things consistent with the terms of this Agreement as may be reasonably necessary to accomplish the transactions contemplated in this Agreement or otherwise to carry out the purpose of this Agreement.

                 11.4 EFFECTIVE TIME. The effective time of the Closing shall be the close of business on the Closing Date.





                                   ARTICLE 12

                          INDEMNIFICATION AND SURVIVAL

                 12.1 INDEMNIFICATION OF LCC AND LCC AS. From and after the Closing, Purchaser shall indemnify, defend and hold LCC, LCC AS, their Affiliates and their respective officers, directors, employees, agents, advisors and representatives (collectively, the "LCC Indemnitees") harmless from and against any and all costs, expenses, losses, damages, fines or liabilities (including reasonable attorneys' fees) ("LCC Damages") incurred by any LCC Indemnitee with respect to or in connection with:

                 (a) the existence of any fact, circumstance, situation or condition constituting a breach or violation of any of the representations or warranties of Purchaser contained in this Agreement or in any document delivered pursuant hereto (provided that if any portion of any representation or warranty is qualified by materiality or similar qualification, then such qualification shall be entirely disregarded for purposes of determining the existence of a breach or violation for purposes of this Section 12.1(a));

                 (b) the existence of any fact, circumstance, situation or condition constituting a breach or violation of any of the covenants or agreements of Purchaser contained in this Agreement or in any document delivered pursuant hereto;

                 (c) the Assumed Liabilities which, for purposes hereof, shall include all liabilities arising after the Closing Date with respect to Assigned Contracts to which the benefits described in
         Section 7.3 apply to Purchaser;

                 (d)      any and all Taxes of Purchaser; and

                 (e) the Unexpired Carnets, to the extent LCC incurs expenses thereunder due to Purchaser's action or inaction in respect thereof, as the case may be.

                 12.2 INDEMNIFICATION OF PURCHASER. From and after the Closing, LCC and LCC AS shall indemnify, defend and hold Purchaser and its Affiliates and their respective officers, directors, employees, agents, advisors and representatives (collectively, the "Purchaser Indemnitees") harmless from and against any and all costs, expenses, losses, damages or liabilities (including reasonable attorneys' fees) ("Purchaser Damages") incurred by any Purchaser Indemnitee with respect to or in connection with:

                 (a) the existence of any fact, circumstance, situation or condition constituting a breach or violation of any of the representations or warranties of LCC or LCC AS contained in this Agreement or in any document delivered pursuant hereto (provided that if any portion of any representation or warranty is qualified by materiality, material adverse effect or similar qualification, then such qualification shall be entirely disregarded for purposed of determining the existence of a breach of violation for purposes of this Section 12.2(a));

                 (b) the existence of any fact, circumstance, situation or condition constituting a breach or violation of any of the covenants or agreements of LCC or LCC AS contained in this Agreement or in any document delivered pursuant hereto;

                 (c)      any Excluded Liabilities or Excluded Assets;

                 (d) any liability relating to any employees or former employees other than Accepting Employees, whether such liability occurs prior to, on or following the Closing Date;

                 (e) any liabilities relating to any Accepting Employees of LCC or LCC AS prior to the Closing Date other than those expressly assumed by Purchaser herein;

                 (f) any and all Taxes of LCC or LCC AS or any subsidiary of LCC not relating to or arising out of the LCC Businesses; and

                 (g) the failure by LCC or LCC AS to have all permits, licenses, franchises, approvals, consents, or other authorizations from all applicable Governmental Authorities required for the conduct of the LCC Businesses, including without limitation any such permits, licenses, franchises, approvals, consents, or other authorization, from the Federal Communications Commission or the European Commission; provided that LCC and LCC AS shall have no indemnification obligation hereunder arising from the failure of Purchaser or any

Purchaser Assignee from having any of the authorizations set forth on Schedule
5.9 at any time on or after the Closing Date.

                 12.3 JOINT COOPERATION. Upon obtaining knowledge of the institution of any action, proceeding, or other event which could give rise to a claim of indemnity hereunder, the party seeking indemnification shall promptly notify the indemnifying party thereof. If such claim or demand relates to a claim or demand asserted by a third party, the indemnifying party shall have the right, at its expense, to employ counsel of its choice to defend such claim or demand. Failure by the indemnifying party to notify the indemnified party of its election to defend any such claim or demand of a third party within ten (10) days after notice thereof shall have been given to the indemnifying party shall be deemed a waiver by the indemnifying party of its right to defend such claim or demand. If the indemnifying party fails to assume the defense of such claim, the indemnified party against which the claim has been asserted will have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim, provided that the indemnified party shall not enter into any such compromise or settlement without the consent of the indemnifying party, which consent shall not be unreasonably withheld. If the indemnifying party elects to defend such claim or demand, it shall not be responsible for any attorneys' fees incurred by the indemnified party; provided that the indemnified party may participate in such defense at its own cost and expense. So long as the indemnifying party is defending such claim or demand in good faith, the indemnified party will not settle or compromise such claim or demand without the indemnifying party's consent, which consent shall not be unreasonably withheld. The indemnified party shall make available to the indemnifying party all records and other materials and employees reasonably required by it in contesting a claim or demand asserted by a third party against the indemnified party and shall cooperate in the defense thereof.

                 12.4 LIMITATION OF LIABILITY. (a) No liability for indemnification shall arise on the part of LCC or LCC AS under this Article 12 with respect to any claim for indemnification based upon clause (a) of Section
12.2 until the aggregate amount of Purchaser Damages exceeds $350,000, whereupon Purchaser Indemnitees shall be entitled to seek indemnification to the extent that the amount of such Purchaser Damages exceeds $350,000 (provided that if any portion of any representation or warranty is qualified by materiality, material adverse effect or similar qualification, then for purposes of determining indemnification under this Section 12.4(a) such qualification shall be entirely disregarded); provided, however, that such limitation shall not apply to any liability for indemnification with respect to any claim for indemnification based upon (i) fraud, (ii) any misrepresentation or breach of a warranty which was actually known to be untrue by LCC or LCC AS when made or (iii) any Excluded Liability. The aggregate indemnification payable by LCC and LCC AS under this Article 12 with respect to any and all claims for indemnification based upon Section 12.2(a) shall be limited to the Purchase Price; provided, however, that, with respect to claims that do not arise out of claims of infringement, the aggregate indemnification shall be limited to $10,000,000; provided further, however, that the aggregate indemnification payable by LCC and LCC AS under this Article 12 with respect to claims for indemnification based upon Section 12.2(a) and arising out of or relating to claims of infringement shall be limited to the Purchase Price less any amounts paid or payable with respect to any and all other claims for indemnification based upon Section

12.2(a); provided further, that such limitation shall not apply to any claim for indemnification based upon (i) fraud, (ii) any misrepresentation or breach of a warranty which was actually known to be untrue by LCC or LCC AS when made, or (iii) any Excluded Liability, and any indemnification paid hereunder based upon any of the foregoing shall not be counted towards such maximum indemnification amount.

                 (b) No liability for indemnification shall arise on the part of Purchaser under this Article 12 with respect to any claim for indemnification based upon clause (a) of Section 12.1 until the aggregate amount of LCC Damages exceeds $350,000, whereupon the LCC Indemnities shall be entitled to seek indemnification to the extent that the amount of such LCC Damages exceeds $350,000 (provided that if any portion of any representation or warranty is qualified by materiality, material adverse effect or similar qualification, then for purposes of determining indemnification under this
Section 12.4(b) such qualification shall be entirely disregarded); provided, however, that such limitation shall not apply to any liability for indemnification with respect to any claim for indemnification based upon (i) fraud, (ii) any misrepresentation or breach of a warranty which was actually known to be untrue by Purchaser when made or (iii) any Assumed Liability; and provided further that any liabilities with respect to taxes shall not be subject to the limitations set forth in this Section 12.4. The aggregate indemnification payable by Purchaser under this Article 12 with respect to any and all claims for indemnification based upon Section 12.1(a) shall be limited to $10,000,000; provided, however, that such limitation shall not apply to any claim for indemnification based upon (i) fraud, (ii) any misrepresentation or breach of a warranty which was actually known to be untrue by Purchaser when made or (iii) any Assumed Liability, and any indemnification paid hereunder based upon any of the foregoing shall not be counted towards such maximum indemnification amount.

                 12.5 EXCLUSIVE REMEDY. The parties acknowledge that, except in the case of fraud, their sole remedy after the Closing for any breach of any representation or warranty contained in this Agreement shall be the indemnification provisions set forth in this Article 12. Notwithstanding the foregoing, nothing herein shall be construed or interpreted as limiting or impairing the rights or remedies that any party hereto may have at equity, including, but not limited to, specific performance and injunctive relief, where available.

                 12.6 SURVIVAL. The representations and warranties contained in this Agreement and in any other document delivered pursuant hereto shall survive until March 31, 2001 and shall not survive thereafter; provided, however, that the representations and warranties dealing with Tax matters and ERISA matters shall terminate at the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities and ERISA liabilities in question; provided further that the representations and warranties contained in Sections 5.1 through 5.4 and
5.10 shall survive indefinitely. The applicable period of survival of each representation and warranty contained in this Agreement is referred to herein as the "Survival Period". Any claim or cause of action based upon or arising out of a breach of a representation or warranty made hereunder or in any other document delivered pursuant hereto must be made within the Survival Period applicable thereto or the party against which such claim is made shall have no liability with respect thereto.

                                   ARTICLE 13

                                  TERMINATION

                 13.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

                 (a)      by mutual consent of Purchaser and LCC;

                 (b) by LCC, upon written notice to Purchaser, if there has been a material breach by Purchaser of any of its representations, warranties, covenants or agreements contained herein, or any such representation or warranty shall have become untrue, in any such case such that any of the conditions set forth in Article 9 will not be satisfied and such breach or condition has not been cured within thirty (30) days following receipt by Purchaser of written notice of such breach;

                 (c) by Purchaser, upon written notice to LCC, if there has been a material breach by LCC or LCC AS of any of its representations, warranties, covenants or agreements contained herein, or any such representation or warranty shall have become untrue, in any such case such that any of the conditions set forth in Article 10 will not be satisfied and such breach or condition has not been cured within thirty (30) days following receipt by LCC or LCC AS of written notice of such breach; or

                 (d) by either Purchaser or LCC, at any time after November 30, 1999, if the Closing has not occurred on or before such date through no fault of the terminating party or any of the terminating party's Affiliates.

                 13.2 EFFECT OF TERMINATION. In the event of termination of this Agreement, as provided above, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of any party, except for any party's liability resulting from such party's breach of any representation, warranty, covenant or agreement in this Agreement and except that the agreements with respect to expenses contained in Sections 7.1 and
14.14 shall survive the termination hereof.


                                   ARTICLE 14

                                 MISCELLANEOUS

                 14.1 WRITTEN AGREEMENT TO GOVERN. This Agreement (together with the Schedules and Exhibits hereto and the other Contracts and documents delivered pursuant hereto) sets forth the entire understanding and supersedes all prior oral and written agreements among the parties relating to the subject matter contained herein, and merges all prior discussions among them.

                 14.2 SEVERABILITY. The parties expressly agree that it is not the intention of any party to violate any public policy, statutory or common laws, rules, regulations, treaties or decisions of any Governmental Authority. If any provision of this Agreement is judicially or administratively interpreted or construed as being so in violation, such provision shall be inoperative and the remainder of this Agreement shall remain binding upon the parties hereto.

                 14.3 NOTICES AND OTHER COMMUNICATIONS. Any notice or other communication required, contemplated or permitted by this Agreement by any party, shall be in writing and shall be deemed served (a) when personally delivered, (b) when transmitted via facsimile machine to the party for whom it is intended at the number shown below, (c) on the second Business Day after delivery to a reputable overnight courier for next business day delivery, or
(d) five Business Days after deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid, addressed, in the case of deliveries made pursuant to clause (c) or (d), as follows:

                 If to LCC or LCC AS:   LCC International, Inc.
                                        7925 Jones Branch Drive
                                        McLean, VA  22102
                                        Attn.:  Peter A. Deliso, Vice President,
                                                General Counsel and Secretary
                                        Fax No.:  (703) 873-2900

                 With a copy to:        Hogan & Hartson L.L.P.
                                        555 Thirteenth Street N.W.
                                        Washington, DC  20004
                                        Attn.:  Lorraine Sostowski, Esq.
                                        Fax No.:  (202) 637-5910

                 If to Purchaser:       Ericsson Radio Systems AB
                                        S-164 80 Stockholm
                                        Sweden
                                        Attn.:  Christer Edmark
                                        Fax No.:(011 46) 910 731-099

                 With a copy to:        Telefonaktiebolaget LM Ericsson
                                        S-126 25 Stockholm
                                        Attn:  General Counsel
                                        Fax No.:(011 46) 8 719-9527

                 and to:                Shearman & Sterling
                                        599 Lexington Avenue
                                        New York, NY  10022
                                        Attn.:  Spencer Klein, Esq.
                                        Fax No.:  (212) 848-7179
or to such other address or addresses as any addressee may designate for itself by written notice served in accordance herewith.

                 14.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same agreement.

                 14.5 LAW TO GOVERN. The validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of New York without regard to its conflict of laws rules.

                 14.6 ARBITRATION. All disputes between the parties with respect to any matter arising out of or relating to this Agreement shall be finally and conclusively settled under the rules of arbitration of the International Chamber of Commerce, by a panel of three arbitrators appointed in accordance with said rules. The place of arbitration shall be New York, NY, United States of America and the English language shall be used in the proceedings.

                 14.7 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign its rights and obligations hereunder without the prior written consent of the other party, which consent may not be unreasonably withheld, except that LCC may assign all or any portion of its respective rights hereunder without the prior written consent of Purchaser (a) in connection with a merger, consolidation or sale of all or substantially all of its assets, (b) to an Affiliate or (c) to any lender as security for a loan. Purchaser may assign this Agreement in whole or in part or any of its rights hereunder to an Affiliate of Purchaser (a "Purchaser Assignee") without the consent of LCC or LCC AS (provided that Purchaser shall in such case remain obligated to perform its obligations hereunder following such assignment).

                 14.8 INTERPRETATION. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Agreement. Unless otherwise expressly stated herein, all references herein to Articles, Sections and paragraphs are to Articles, Sections and paragraphs in this Agreement and all references herein to Schedules and Exhibits are to Schedules and Exhibits to this Agreement. The phrase "including" shall mean "including, without limitation". The parties have all been represented by counsel in connection with the negotiation of this Agreement. The fact that any provision hereof may have been drafted by counsel for a given party shall not be taken into consideration in interpreting such provision. "Business Day" means any day other than a Saturday or Sunday or other day on which national banks in Washington, D.C. or New York City are required or permitted to be closed.

                 14.9 SCHEDULES AND EXHIBITS. The Schedules and Exhibits referred to herein and attached or to be attached to this Agreement are incorporated herein by such reference as if fully set forth in the text hereof.

                 14.10 PUBLICITY. No party shall announce or disclose publicly the terms or provisions hereof or the transactions contemplated hereby without the prior written approval of the parties, except as such disclosure may be required by Applicable Law (subject to giving the parties notice as promptly as possible of the intention to make such disclosure and providing the parties an opportunity to review the wording of such disclosure) and except that this provision shall not prohibit any party from disclosing such terms or provisions to its attorneys, accountants, lenders, bankers, financial advisors or any other advisor or consultant provided any such person to whom such terms or provisions are disclosed agrees to be bound by the terms and conditions of a confidentiality agreement.

                 14.11 MODIFICATION. The parties to this Agreement may, by mutual written consent, executed by the authorized officers of each party, modify or supplement this Agreement in such manner as may be mutually agreed upon by them in writing.

                 14.12 WAIVER OF PROVISIONS. The terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any provisions hereof shall in no manner affect the right at a later date to enforce the same. No waiver by any party of any condition, or breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

                 14.13 NO THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, other than Article 12, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of LCC or LCC AS, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

                 14.14 EXPENSES. Except as otherwise provided in this Agreement, each party shall bear its own expenses incident to this Agreement and the transactions contemplated hereby, including without limitation, all fees of counsel, accountants and consultants.


                [Remainder of the page intentionally left blank]

                 IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officer thereunto duly authorized, all on or as of the day and year first above written.


                                     LCC INTERNATIONAL, INC.


                                     By: /s/ C. THOMAS FAULDERS III
                                         --------------------------------------
                                        Name: C. Thomas Faulders III
                                         Its: Chairman and CEO


                                     LCC EUROPE AS


                                     By:  /s/ PETER A. DELISO
                                          --------------------------------------
                                       Name: Peter A. Deliso
                                         Its: Chairman


                                     ERICSSON RADIO SYSTEMS AB


                                     By:  /s/ ROLF ERIKSSON
                                          --------------------------------------
                                       Name: Rolf Eriksson
                                         Its: Authorized Signatory